UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Weatherford International Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 14, 2011

You are cordially invited to join us at the 2011 Annual General Meeting of Shareholders of Weatherford International Ltd. to be held at 9:00 A.M. (Swiss time) on Wednesday, May 25, 2011, in Zurich, Switzerland. The Annual General Meeting will be held in the Garden Salon 1 at the Dolder Grand Hotel located at Kurhausstrasse 65, 8032 Zurich, Switzerland.

The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the Annual General Meeting.

Your vote is important. Whether or not you plan to attend the Annual General Meeting, we strongly encourage you to provide your proxy on the enclosed proxy card at your earliest convenience.

Thank you for your cooperation and support.

Sincerely,

Bernard J. Duroc-Danner
Chairman of the Board, President and
Chief Executive Officer

WEATHERFORD INTERNATIONAL LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE AND TIME:	May 25, 2011, 9:00 A.M. (Swiss time)
PLACE:	Garden Salon 1 Dolder Grand Hotel Kurhausstrasse 65 8032 Zurich, Switzerland

Agenda Items:

1. Approve the 2010 Annual Report, the Consolidated Financial Statements for fiscal year 2010 and the Statutory Financial Statements of Weatherford International Ltd. (“Weatherford Switzerland”) for fiscal year 2010.

Recommendation of the Board of Directors:

Your Board of Directors recommends that Shareholders approve the 2010 Annual Report, the consolidated financial statements for fiscal year 2010 and the statutory financial statements for fiscal year 2010.

2. Discharge of the Board of Directors and executive officers from liability for the year ended December 31, 2010.

Recommendation of the Board of Directors:

Your Board of Directors recommends that Shareholders discharge the members of the Board of Directors and the executive officers from liability for the year ended December 31, 2010.

3. Elect directors.

Recommendation of the Board of Directors:

Your Board of Directors recommends that Shareholders elect the following nominees as directors of the Company to hold office until the 2012 Annual General Meeting: Dr. Bernard J. Duroc-Danner, Dr. Samuel W. Bodman, III, Mr. Nicholas F. Brady, Mr. David J. Butters, Mr. William E. Macaulay, Mr. Robert B. Millard, Mr. Robert K. Moses, Jr., Dr. Guillermo Ortiz, Sir Emyr Jones Parry and Mr. Robert A. Rayne.

4. Appoint Ernst & Young LLP as our independent registered public accounting firm and re-elect Ernst & Young Ltd, Zurich as Weatherford Switzerland’s statutory auditor.

Recommendation of the Board of Directors:

Your Board of Directors recommends that Shareholders appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 and re-elect Ernst & Young Ltd, Zurich as Weatherford Switzerland’s statutory auditor for the year ending December 31, 2011.

5. Adopt an advisory resolution approving the compensation of the named executive officers.

Recommendation of the Board of Directors:

Your Board of Directors recommends that Shareholders adopt the advisory resolution regarding the compensation of the named executive officers contained in the attached proxy statement.

6. Advisory vote on the frequency of future advisory votes on named executive officer compensation.

Recommendation of the Board of Directors:

Your Board of Directors recommends that future advisory resolutions on executive compensation be submitted to our shareholders for approval on an annual basis.

7.	Any other matters that may properly come before the meeting.

Organizational Matters

We have established the close of business on May 4, 2011 as the record date for determining the registered shareholders entitled to attend, vote or grant proxies to vote at the meeting or any adjournments or postponements of the meeting.

A copy of this proxy statement and enclosed proxy card are being sent to each shareholder registered in our share register as of March 31, 2011. Any additional shareholders who are registered in our share register on our record date of May 4, 2011 will receive a copy of these proxy materials after May 4, 2011. Shareholders not registered in our share register as of May 4, 2011 will not be entitled to attend, vote or grant proxies to vote at the Annual General Meeting. No shareholder will be entered in our share register as a shareholder with voting rights between the close of business on May 4, 2011 and the opening of business on the day following the Annual General Meeting. American Stock Transfer & Trust Company LLC, as transfer agent, maintains our share register and will, however, continue to register transfers of our registered shares in the share register in its capacity as transfer agent during this period.

All shareholders registered in our share register at the close of business on the record date of May 4, 2011 have the right to attend the Annual General Meeting and vote their shares. However, to ensure your representation at the Annual General Meeting, we request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to either (1) Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, by completing, signing, dating and returning the enclosed proxy card to arrive no later than May 23, 2011, whether or not you plan to attend.

If you are present at the Annual General Meeting, you may revoke your proxy and vote in person only if you (1) present yourself in person to our Corporate Secretary at the entrance of the meeting no later than one hour prior to the start of the Annual General Meeting, (2) declare your intent to revoke your proxy and cast your vote in person at the Annual General Meeting and (3) apply with the Corporate Secretary for the remittance of the necessary voting documentation upon presentation of documents evidencing your position as shareholder as of the May 4, 2011 record date.

Shares of holders who have timely submitted a properly executed proxy card by mail and specifically indicated their votes will be voted as indicated. If you properly give a proxy but do not indicate which proxy you wish to appoint, Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner will vote your shares in accordance with your instructions. If you properly give a proxy but do not indicate how you wish to vote (irrespective of which person to whom your proxy has been granted), your proxy will vote your shares in accordance with the proposals of our Board of Directors. If any other matters properly come before the Annual General Meeting, your proxy will have the discretion to vote on these matters in accordance with the proposal of the Board of Directors.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee. Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association (“Articles”).

Proxy Holders of Deposited Shares

Institutions subject to the Swiss Federal Law on Banks and Savings Banks as well as professional asset managers who hold proxies for beneficial owners who did not grant proxies to the persons named on the proxy card are kindly asked to inform Weatherford Switzerland of the number and par value of the registered shares they represent as soon as possible, but no later than 9:00 a.m. (Swiss time) on the day of the Annual General Meeting, at the admission office for the Annual General Meeting.

Annual Report, Consolidated Financial Statements

The 2010 Annual Report and the audited consolidated financial statements of Weatherford International Ltd. for the year ended December 31, 2010 and accompanying auditors’ report have been filed with the U.S. Securities and Exchange Commission (which we refer to in this proxy statement as the SEC). Complete copies of these materials are available on our website at www.weatherford.com and will be made available for inspection by the shareholders of Weatherford International Ltd. at our principal executive offices in Switzerland, located at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland, telephone number +41 22.816.1500, beginning May 4, 2011. Any record shareholder may obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 515 Post Oak Boulevard, Houston, Texas 77027 or by telephone at +1 (713) 693-4000.

By Order of the Board of Directors

Joseph C. Henry
Corporate Secretary

Geneva, Switzerland
April 14, 2011

INFORMATION ABOUT THE MEETING AND VOTING	1
AGENDA ITEM 1	4
Approve the 2010 Annual Report, the Consolidated Financial Statements of the Company for Fiscal Year 2010 and the Statutory Financial Statements of Weatherford Switzerland for Fiscal Year 2010	4
AGENDA ITEM 2	4
Discharge of the Board of Directors and Executive Officers From Liability for the Year Ended December 31, 2010	4
AGENDA ITEM 3	5
Elect Directors	5
Committees and Meetings of the Board	8
Audit Committee Report	10
Board Compensation	11
Corporate Governance Matters	13
AGENDA ITEM 4	16
Appoint Independent Registered Public Accounting Firm and Re-Elect Statutory Auditor	16
AGENDA ITEM 5	17
Adopt an Advisory Resolution Approving Executive Compensation	17
AGENDA ITEM 6	18
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	18
SHARE OWNERSHIP	19
Shares Owned by Directors and Executive Officers	19
Shares Owned by Certain Beneficial Holders	20
EXECUTIVE OFFICERS	20
Related Person Transactions	21
EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
Compensation Committee Report	38
Compensation Committee Interlocks and Insider Participation	38
Summary Compensation Table	39
Grants of Plan-Based Awards in 2010	41
Potential Payments Upon Termination or Change of Control	42
Outstanding Equity Awards at December 31, 2010	48
Option Exercises And Restricted Shares/Units Vested in 2010	49
Pension Benefits	49
Nonqualified Deferred Compensation	50
OTHER INFORMATION	50
Incorporation by Reference	50
Section 16(a) Beneficial Ownership Reporting Compliance	51
Proposals by Shareholders	51
Other Business	51
Householding	51
Additional Information Available	52

WEATHERFORD INTERNATIONAL LTD.

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on May 25, 2011: This proxy statement and our 2010 Annual Report are available at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16119.

Date and Time:	Wednesday, May 25, 2011, at 9:00 a.m. (Swiss time)

Place:	Garden Salon 1, Dolder Grand Hotel, Kurhausstrasse 65, 8032 Zurich, Switzerland

General:	In this proxy statement, “Weatherford,” the “Company,” “we,” “us” and “our” refer to Weatherford International Ltd., a Swiss corporation, and, prior to February 26, 2009, to Weatherford International Ltd., a Bermuda exempted company, which, as of that date, became an indirect, wholly owned subsidiary of Weatherford International Ltd., a Swiss joint-stock corporation.

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about April 20, 2011.

Our principal executive offices in Switzerland are located at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland, and our telephone number there is +41.22.816.1500.

References to “$” in this proxy statement are references to United States dollars, and references to “CHF” are references to Swiss francs.

References to our “shares” or our “registered shares” in this proxy statement are references to our Registered Shares, par value CHF 1.16 per share.

Agenda:	At the Annual General Meeting, shareholders will be asked to vote on the following agenda items:

• Item 1: Approve the 2010 Annual Report, the Consolidated Financial Statements for fiscal year 2010 and the Statutory Financial Statements of Weatherford International Ltd. (“Weatherford Switzerland”) for fiscal year 2010.

• Item 2: Discharge of the Board of Directors and executive officers from liability for the year ended December 31, 2010.

• Item 3: Elect directors.

• Item 4: Appoint Ernst & Young LLP as our independent registered public accounting firm and re-elect Ernst & Young Ltd, Zurich as Weatherford Switzerland’s statutory auditor.

• Item 5: Adopt an advisory resolution approving the compensation of the named executive officers.

• Item 6: Advisory vote on the frequency of future advisory votes on named executive officer compensation.

• Any other matters that may properly come before the meeting.

Who Can Vote:	All shareholders registered in our share register at the close of business on the record date of May 4, 2011 have the right to attend the Annual General Meeting and vote their shares. Such shareholders are entitled to one vote per registered share at the Annual General Meeting.

Proxies Solicited By:	Your vote and proxy are being solicited by our Board of Directors in favor of (1) Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, for use at the Annual General Meeting. This proxy statement and enclosed proxy card are being sent on behalf of our Board of Directors to all shareholders beginning on or about April 20, 2011.

How to Vote:	If you are a record shareholder, you may authorize the persons named on the proxy card to vote your shares according to your instructions by completing, signing, dating and returning the enclosed proxy card for arrival no later than May 23, 2011. See “Quorum/Voting” as to the effect of broker non-votes.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee. Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

Proxies:	A copy of this proxy statement and enclosed proxy card are being sent to each shareholder registered in our share register as of March 31, 2011. Any additional shareholders who are registered in our share register on our record date of May 4, 2011 will receive a copy of these proxy materials after May 4, 2011. Shareholders not registered in our share register as of May 4, 2011 will not be entitled to attend, vote or grant proxies to vote at the Annual General Meeting. No shareholder will be entered in our share register as a shareholder with voting rights between the close of business on May 4, 2011 and the opening of business on the day following the Annual General Meeting. American Stock Transfer & Trust Company LLC, as agent, which maintains our share register, will, however, continue to register transfers of our registered shares in the share register in its capacity as transfer agent during this period.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to either (1) Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner or (2) Mr. Daniel Grunder, acting as independent proxy, by completing, signing, dating and returning the enclosed proxy card to arrive no later than May 23, 2011, whether or not you plan to attend. Shares of holders who have timely submitted a properly executed proxy card by mail and specifically indicated their votes will be voted as indicated. If you properly give a proxy but do not indicate which proxy you wish to appoint, Mr. Joseph C. Henry or, failing him, Dr. Bernard J. Duroc-Danner will vote your shares in accordance with your instructions. If you properly give a proxy but do not indicate how you wish to vote (irrespective of which person to whom your proxy has been granted), your proxy will vote your shares in accordance with the proposals of our Board of Directors. If any other matters properly come before the Annual General Meeting, your proxy will have the discretion to vote on these matters in accordance with the proposal of the Board of Directors.

We may accept a proxy by any form of communication permitted by Swiss law and our Articles.

Revoking Your Proxy:	You may revoke your proxy by:

• writing to the Corporate Secretary at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland for arrival by May 23, 2011;

• submitting a later-dated proxy via mail to arrive by May 23, 2011; or

• (1) presenting yourself in person to our Corporate Secretary at the entrance of the meeting no later than one hour prior to the start of the Annual General Meeting, (2) declaring your intent to revoke your proxy and cast your vote in person at the Annual General Meeting and (3) applying with the Corporate Secretary for the remittance of the necessary voting documentation upon presentation of documents evidencing your position as shareholder as of the record date of May 4, 2011.

You may not revoke a proxy simply by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

Outstanding Shares:	As of March 31, 2011, there were 743,818,465 registered shares issued and entitled to vote. We do not expect the number of such shares to be materially different on the record date.

Quorum/Voting:	The presence in person or by proxy of at least one-third of the registered shares entitled to vote will form a quorum. Under Swiss law, treasury shares are not counted for purposes of determining whether a quorum is present and treasury shares are not entitled to vote. If you have properly given a proxy by mail, your shares will count toward the quorum, and the persons named on the proxy card will vote your shares as you have instructed. See “Proxies.”

Pursuant to Swiss law and our Articles, the following are counted for quorum purposes but are not included in the determination of the registered shares voting on the proposals:(1) registered shares represented at the Annual General Meeting for which votes are withdrawn or withheld on any matter,(2) registered shares that are represented by “broker non-votes” (i.e., registered shares held by brokers that are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and(3) registered shares for which the holder abstains from voting or submits blank orinvalid ballots on any matter.

If you are a beneficial shareholder and your broker holds your shares in its name (in “street name”), the broker is permitted to vote your shares with respect to “routine” proposals, even if the broker does not receive voting instructions from you, but they may not vote your shares with respect to “non-routine” proposals. Proxies submitted by brokers without instructions from customers for non-routine matters are referred to as “broker non-votes.” Under the rules of the New York Stock Exchange (“NYSE”), Proposals 3, 5 and 6 are non-routine proposals. Accordingly, if you hold your shares in “street name,” your broker will not be able to vote your shares in these matters unless your broker receives voting instructions from you.

Approval of each of the proposals to be presented at the Annual General Meeting requires the affirmative vote of a “relative majority” of the shareholders voting on the matter at the Annual General Meeting. A “relative majority” means a majority of the votes actually cast for or against the matter being determined, disregarding abstentions, “broker non-votes,” blank or invalid ballots and withdrawn votes.

Multiple Proxy Cards:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Cost of Proxy Solicitation:	We have retained Georgeson Inc. to solicit proxies from our shareholders at an estimated fee of $8,500, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Questions:	You may call our proxy solicitor, Georgeson Inc., at (800) 509-1078, or our U.S. Investor Relations Department at +1 (713) 693-4000 or email us at investor.relations@weatherford.com if you have any questions or need directions to be able to attend the meeting and vote in person.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

AGENDA ITEM 1

Approve the 2010 Annual Report, the Consolidated Financial Statements of the Company for Fiscal
Year 2010 and the Statutory Financial Statements of Weatherford Switzerland
for Fiscal Year 2010

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

This proposal is made to comply with Swiss corporate legal requirements. Under Swiss law, the Annual Report, annual consolidated financial statements and statutory financial statements must be submitted to the shareholders for approval at each annual general meeting.

At the 2011 Annual General Meeting, our shareholders will be asked to approve the 2010 Annual Report, the consolidated financial statements of the Company for the year ended December 31, 2010 and the statutory financial statements of the Company for the year ended December 31, 2010. On a standalone, unconsolidated basis, Weatherford Switzerland recorded a net loss of CHF 67 million for the year ended December 31, 2010, which will be carried forward.

Our consolidated financial statements for the year ended December 31, 2010 and our statutory financial statements that are required under Swiss law are contained in our 2010 Annual Report, which was mailed to all of our shareholders with this proxy statement. These materials are also available on our website at www.weatherford.com and are available for physical inspection at our offices located at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland. The 2010 Annual Report also contains, among others, information on our business and financial situation, information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance, and the reports of Ernst & Young Ltd, Zurich, the Company’s auditors pursuant to the Swiss Code of Obligations, on the Company’s consolidated financial statements for fiscal year 2010 and statutory financial statements for fiscal year 2010.

The affirmative vote of a relative majority of the votes cast at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal and therefore will not affect the result of the vote.

AGENDA ITEM 2

Discharge of the Board of Directors and Executive Officers From Liability for the Year Ended December 31, 2010

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

This proposal is made under Swiss corporate law and in accordance with Swiss custom and practice.

At the 2011 Annual General Meeting, our shareholders will be asked to discharge the members of the Board of Directors and executive officers from liability for acts or omissions during the year ended December 31, 2010.

As is customary for Swiss corporations and in accordance with article 698, para. 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors and our executive officers from liability for the year ended December 31, 2010. If approved, the discharge binds the Company and all shareholders who voted in favor of the proposal (or who subsequently acquired our shares with knowledge that shareholders have approved a discharge) and is effective only with respect to facts that have been disclosed to the shareholders.

The affirmative vote of a relative majority of the votes cast at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal. Members of the Board and executive officers are not entitled to vote on this proposal and therefore will not affect the result of the vote.

AGENDA ITEM 3

Elect Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE NOMINEES FOR DIRECTOR.

The Company’s Board of Directors has nominated 10 directors to be elected at the Annual General Meeting. Each director elected will hold office until the 2012 Annual General Meeting or until his successor is elected or his office is otherwise vacated.

The nominees for election as director and their ages as of March 31, 2011, are:

Name	Age	Director Since

Bernard J. Duroc-Danner	57	1988
Samuel W. Bodman, III	72	2010
Nicholas F. Brady	80	2004
David J. Butters	70	1984
William E. Macaulay	65	1998
Robert B. Millard	60	1989
Robert K. Moses, Jr.	70	1998
Guillermo Ortiz	62	2010
Emyr Jones Parry	63	2010
Robert A. Rayne	62	1987

If you properly submit a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for all of the listed nominees for director. The nominees receiving the affirmative vote of a relative majority of the votes cast at the Annual General Meeting will be elected as directors. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal.

All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director.

Director Biographies

Bernard J. Duroc-Danner joined EVI, Inc., Weatherford’s predecessor company, at its inception in May 1987 and was directly responsible for the growth of EVI, Inc.’s oilfield service and equipment business. He has directed the growth of the Company since that time. He was elected EVI’s President and Chief Executive Officer in 1990. Subsequent to the merger of EVI, Inc. with Weatherford Enterra, Inc. on May 27, 1998, Dr. Duroc-Danner was elected as our Chairman of the Board. Dr. Duroc-Danner’s family has been in the oil business for two generations. He holds an M.B.A. and a Ph.D. in Economics from Wharton (University of Pennsylvania). Prior to the start-up of EVI, Dr. Duroc-Danner held positions at Arthur D. Little Inc. and Mobil Oil Inc. Dr. Duroc-Danner is a director of LMS Capital (an investment company). Dr. Duroc-Danner also serves on the National Petroleum Council and the Society of Petroleum Engineers. Dr. Duroc-Danner was the recipient of Ernst & Young’s 2008 Entrepreneur of the Year in Energy, Chemicals and Mining category. During the past five years, Dr. Duroc-Danner also was a director of Helix Energy Solutions Group, Inc., a marine contractor and operator of offshore oil and gas properties and production facilities, Parker Drilling Company, an offshore drilling company, Cal Dive International, Inc., a company engaged in subsea services in the Gulf of Mexico, Universal Compression Holdings, Inc., a natural gas compression service company, and Dresser, Inc., a provider of engineered equipment and services primarily for the energy industry. The Board has concluded that Dr. Duroc-Danner should be re-elected for an additional term because of his educational background, depth of knowledge of the oilfield service industry, domestically and internationally, and previous experience in successfully leading and expanding the Company’s business. As President and Chief Executive Officer, Dr. Duroc-Danner serves as an important link between senior management and the Board, and he brings to the Board an invaluable perspective in strategic planning for the future growth of the Company.

Samuel W. Bodman, III was the United States Secretary of Energy from January 2005 to January 2009, the Deputy Secretary of the Treasury from February 2004 to January 2005 and the Deputy Secretary of Commerce from

June 2001 to February 2004. Prior to that time, Dr. Bodman was chairman, chief executive officer and a director of Cabot Corporation, a global producer of specialty chemicals and materials. Dr. Bodman is currently a director of Hess Corporation (an exploration and production company), E.I. duPont de Nemours and Company (a science-based products and services company) and AES Corporation (a global power company), and also serves as a trustee of Cornell University. Dr. Bodman received a B.S. in Chemical Engineering from Cornell University and Sc.D. from the Massachusetts Institute of Technology. The Board has concluded that Dr. Bodman should be re-elected for an additional term because he will bring to the Board extensive government, director and executive experience, as well as industry knowledge and a valuable global business perspective.

Nicholas F. Brady has been the Chairman of Darby Overseas Investments, Ltd., an investment firm, since 1994. Mr. Brady is Chairman of Franklin Templeton Investment Funds (an international investment management company), and a director of Hess Corporation (an exploration and production company) and Holowesko Partners Ltd. (investment management companies). Mr. Brady is a former Secretary of the United States Department of the Treasury (1988-1993), a former Chairman of the Board of Dillon Read & Co. Inc. (investment banking) (1970-1988) and a former Chairman of Purolator, Inc. (filtration products) (1971-1987). Mr. Brady also represented the state of New Jersey as a member of the United States Senate (1982). During the past five years, Mr. Brady also was a director of C2, Inc., a provider of third-party logistic services, Templeton Emerging Markets Investment Trust PLC and Templeton Capital Advisors Ltd., an investment management company, and director or trustee, as the case may be, of a number of investment companies in the Franklin Templeton Group of Funds. Mr. Brady holds a B.A. from Yale University and an M.B.A. from Harvard Business School. The Board has concluded that Mr. Brady should be re-elected for an additional term because his educational background and extensive experience in the public and private sectors are assets to the Board of Directors in carrying out its duties.

David J. Butters has been Chairman, President and Chief Executive Officer of Navigator Holdings, Ltd., an international shipping company the principle business of which is the transport of liquefied petroleum gas, since September 2008 and has been Chairman and President of Navigator Holdings since August 2006. From 1969 to September 2008, Mr. Butters was a Managing Director of Lehman Brothers Inc., an investment banking company. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas), and a director of ACOL Tankers Ltd. (an oil tanker company). Mr. Butters is Vice Chairman and Presiding Director of the Company’s Board. As Presiding Director, Mr. Butters leads the executive sessions of the non-management directors, which are held at least twice each year. During the past five years, Mr. Butters also was a director of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, and TransMontaigne Inc., a refined petroleum products distribution and supply company. The Board has concluded that Mr. Butters should be re-elected for an additional term because his education, background in finance and institutional knowledge of the Company provide the Board with a valuable perspective in making decisions and planning for the Company’s future.

William E. Macaulay is the Chairman and, since 1983, Chief Executive Officer of First Reserve Corporation, a private equity investment firm focused on the energy industry, where he is responsible for all aspects of the firm’s investment program and strategy, and the overall management of the firm. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. He also serves as Chairman of the Board and a director of Dresser-Rand Group, Inc. (a supplier of compression and turbine equipment to the oil, gas, petrochemical and industrial process industries). During the past five years, Mr. Macaulay also was Chairman of the Board of Foundation Coal Holdings, Inc., a coal company, and a director of Dresser, Inc., National Oilwell, Inc., an international provider of drillings systems and associated services to the oil and gas exploration and production industry, and Pride International, a contract drilling and related services company. Mr. Macaulay holds a B.B.A. from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Macaulay also served as Director of Corporate Finance for Oppenheimer & Co., Inc., where he worked from 1972 to 1982. The Board has concluded that Mr. Macaulay should be re-elected for an additional term because his education, financial experience and extensive knowledge of the oilfield service industry are important assets to the Board in its decision-making process and in strategic planning.

Robert B. Millard has been the Managing Member and Chief Investment Officer of Realm Partners LLC, a private investment partnership, since January 2009. Mr. Millard held various positions, including Managing Director, at Lehman Brothers, Inc. and its predecessors from 1976 until mid-September 2008. He is currently a director of GulfMark Offshore, Inc. and lead director of L-3 Communications Corporation (a manufacturer of electronic communications equipment principally for the defense industry). Mr. Millard holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Millard also is a member of the MIT Corporation, which functions as the board of trustees of the Massachusetts Institute of Technology, and chairs the MIT Investment Management Company, which oversees its endowment. The Board has concluded that Mr. Millard should be re-elected for an additional term because his education, extensive financial expertise and institutional knowledge of the Company provide the Board with a valuable perspective in making decisions and strategic planning.

Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and as a director of Weatherford Enterra from December 1992 to May 1998. During the past five years, Mr. Moses also was a director of Grant Prideco, Inc. The Board has concluded that Mr. Moses should be re-elected for an additional term because his education, extensive knowledge of and experience in the oilfield service industry and institutional knowledge of one of Weatherford’s most significant legacy companies provide a unique perspective that is an asset to the Board in its decision making process.

Guillermo Ortiz served as Governor of the Bank of Mexico from 1998 until 2009, and as Chairman of the Board of the Bank for International Settlements (BIS) in 2009. He previously served as Secretary of Finance and Public Credit in Mexico, from 1994 to 1998. He was also Executive Director at the International Monetary Fund. Dr. Ortiz holds a B.A. in Economics from the National Autonomous University of Mexico and both a M.Sc. and a Ph.D. in Economics from Stanford University. Dr. Ortiz is a director of several international non-profit organizations and also is a director of MEXICHEM (a Mexican based international petrochemical company) and ASUR (an airport holding company also based in Mexico). The Board has concluded that Dr. Ortiz should be re-elected for an additional term because he will bring to the Board extensive finance experience, particularly relating to global economic matters and multinational financing.

Sir Emyr Jones Parry has been has been the President of the University of Aberystwyth, located in Wales, since 2008, Chairman of the All Wales Convention, a body established by the Welsh Assembly Government to review Wales’s constitutional arrangements, since 2007, Chairman of the Advisory Council of the Open University Business School since 2008, Chairman of Redress, a human rights organization, and Chairman of the Corporate and Social Responsibility External Advisory Group of First Group plc, a transport operator, since 2008. Sir Emyr previously held numerous diplomatic positions, including UK Permanent Representative to the UN from 2003 to 2007 and UK Ambassador to NATO from 2001 to 2003, after specializing in European Union affairs including energy policy. Sir Emyr received a B.S. in Theoretical Physics from the University of Cardiff and a Ph.D. in Polymer Physics from the University of Cambridge. The Board has concluded that Sir Emyr should be re-elected for an additional term because he will bring to the Board a wealth of government relations experience and an important international perspective.

Robert A. Rayne has been the Chairman of LMS Capital plc, an investment company listed on the London Stock Exchange, since February 2010 and was the Chief Executive Officer and a director of LMS Capital from June 2006, when the investment business of London Merchant Securities plc was demerged and LMS Capital was formed to hold this business, until February 2010. Mr. Rayne was employed by London Merchant Securities from 1968 to June 2006 and served as its Chief Executive Director from May 2001 to June 2006. Mr. Rayne is also the Non-Executive Chairman of Derwent London plc, a Central London specialist property company into which London Merchant Securities was merged in February 2007. Mr. Rayne is a director of Chyron Corporation (a supplier of graphics hardware, software and other services to the media industry). Mr. Rayne has expertise in a wide range of sectors in addition to the oilfield service industry, including the real estate, media, consumer and technology industries. The Board has concluded that Mr. Rayne should be re-elected for an additional term because his education, financial expertise, chief executive and international perspectives and diversity of expertise are beneficial to the Board in carrying out its duties.

Committees and Meetings of the Board

The Board of Directors has created the following standing committees:

•	Audit

•	Compensation

•	Corporate Governance and Nominating

Number of Meetings

During 2010, the Board of Directors met seven times, the Audit Committee met 19 times, the Compensation Committee met six times, and the Corporate Governance and Nominating Committee met five times. All of the directors participated in at least 75% of all Board of Directors and respective committee meetings.

Audit Committee

Drs. Bodman and Ortiz and Messrs. Butters, Moses and Rayne (Chair) are the current members of the Audit Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has adopted a written charter for the Audit Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Audit Committee are:

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our independent auditor’s qualifications and independence; and

•	overseeing the performance of our internal audit function and independent auditor.

All members of the Audit Committee are considered independent under the current rules of the NYSE and the SEC. The Board of Directors has determined that Messrs. Butters and Rayne are “audit committee financial experts” as defined by applicable SEC rules because of their extensive financial experience. For more information regarding Messrs. Butters’ and Rayne’s experience, please see their biographies on pages 6-7 of this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Dr. Bodman and Messrs. Macaulay (Chair) and Moses. Mr. Millard was a member and chair of the Compensation Committee until June 2010. The Board of Directors has adopted a written charter for the Compensation Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Compensation Committee are:

•	evaluating the performance and determining and approving the compensation of our executive officers;

•	making decisions regarding executive compensation, incentive compensation plans and equity-based plans; and

•	administering or having administered our incentive compensation plans and equity-based plans for executive officers and employees.

All members of the Compensation Committee satisfy the qualification standards of section 162(m) (“section 162(m)”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and Section 16 of the Exchange Act. All members are considered independent under the current rules of the NYSE and the SEC.

Corporate Governance and Nominating Committee

Messrs. Brady, Butters (Chair), Millard and Rayne and Sir Emyr are the current members of the Corporate Governance and Nominating Committee. Mr. Macaulay was a member of the Corporate Governance and Nominating Committee until June 2010. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee. The charter is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Committee Charters.” The primary functions of the Corporate Governance and Nominating Committee are:

•	identifying individuals qualified to serve as Board members;

•	recommending to the Board the director nominees for the next Annual General Meeting of Shareholders;

•	reviewing and structuring our compensation policy regarding fees and equity compensation paid and granted to our directors;

•	developing and recommending to the Board the Corporate Governance Guidelines for the Company;

•	overseeing the Board in its annual review of the Board’s and management’s performance; and

•	recommending to the Board director nominees for each committee.

All members of the Corporate Governance and Nominating Committee are considered independent under the current rules of the NYSE and the SEC.

Audit Committee Report

April 14, 2011

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010.

We have discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and have discussed with the independent auditor the independent auditor’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Samuel W. Bodman, III
David J. Butters
Robert K. Moses, Jr.
Guillermo Ortiz
Robert A. Rayne, Chairman

Board Compensation

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the level of knowledge and experience that we require of members of our Board. Our Corporate Governance and Nominating Committee is responsible for reviewing and structuring our compensation policy regarding fees and compensation paid and granted to our directors.

Pearl Meyer & Partners (“PM&P”), a global human resources consulting firm, has been retained by the Corporate Governance and Nominating Committee as an independent compensation consultant to advise the committee on the appropriate compensation for the Board. PM&P annually assists the Corporate Governance and Nominating Committee by providing comparative market data on board compensation practices and programs based on an analysis of publicly available information on our peer group (see “Peer Group” in the Compensation Discussion and Analysis section in this proxy statement) and U.S. industry practices.

Directors’ Fees

The directors who are not employees of the Company are paid the following fees:

•	$5,000 for each Board meeting attended;

•	$2,000 for each committee meeting attended;

•	$60,000 as an annual retainer;

•	$20,000 as an additional annual retainer for the Audit Committee chair;

•	$10,000 as an additional annual retainer for each Audit Committee member;

•	$15,000 as an additional annual retainer for the Compensation Committee chair;

•	$10,000 as an additional annual retainer for the Corporate Governance and Nominating Committee chair; and

•	$20,000 as an additional annual retainer for the Presiding Director.

Annual retainers are paid quarterly. We do not compensate Dr. Duroc-Danner for his service on the Board.

Restricted Share Unit Awards

On June 23, 2010, Drs. Bodman and Ortiz and Sir Emyr each received an award of 6,766 restricted share units pursuant to our 2010 Omnibus Incentive Plan in connection with their initial election to the Board of Directors. The awards vest in equal installments on June 23, 2012 and 2014.

On September 14, 2010, we granted to each of the non-employee directors a restricted share unit award of 12,000 restricted share units pursuant to our 2010 Omnibus Incentive Plan. The awards vest on September 14, 2011, subject to earlier vesting in the event of the death or disability of the director or a change of control of the Company. The Corporate Governance and Nominating Committee believes that providing a majority of the overall Board compensation in our registered shares aligns the interests of our directors with those of our shareholders.

Non-Employee Director Deferred Compensation Plan (Suspended)

The Weatherford International Ltd. Non-Employee Director Deferred Compensation Plan was suspended effective December 31, 2008 because of changes in tax laws. While the plan is suspended, amounts are still payable to participants on the occurrence of triggering events under the plan.

Under this plan, before it was suspended, each non-employee director could defer up to 7.5% of any fees paid by us. The deferred fees were converted on a monthly basis into non-monetary units representing the number of our registered shares that could have been purchased with the deferred fees based on the average of the high and low price of our registered shares on the last day of the month in which the fees were deferred. If a non-employee director elected to defer at least 5% of his fees, we made an additional contribution to the director’s account equal to (1) 7.5% of the director’s fees plus (2) the amount of fees deferred by the director.

Prior to the suspension of this plan, each of our non-employee directors (other than Drs. Bodman and Ortiz and Sir Emyr, who are not participants in the plan) elected to defer 7.5% of the fees paid by us and to have his distribution paid on the first day of the calendar quarter coincident with or next following the date of his cessation of service with the Board. In any event, all benefits under the plan will be distributed no later than January 1, 2017. The amount of the distribution will be a number of registered shares equal to the number of units in the director’s account at the time of the distribution.

Non-Employee Director Retirement Plan (Discontinued)

After the merger of EVI, Inc. and Weatherford Enterra in June 1998, we discontinued this plan. Mr. Moses is the only current director who was fully vested and eligible to participate in this plan at the time of the plan’s discontinuance. Mr. Moses had over 10 years of credited service on the Board of Weatherford Enterra at the time the plan was discontinued, and his annual benefit amount upon his retirement will be $20,000 payable for 10 years, provided that in any event, benefits under this plan will be completely distributed no later than January 1, 2017.

Summary of Board Compensation for 2010

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2010. Dr. Duroc-Danner was an executive officer and director in 2010, and information about his compensation is listed in the Summary Compensation Table in this proxy statement.

Director Compensation

	Fees Earned	Share
	or Paid in	Awards
Name	Cash ($)	($)(1)(2)	Total ($)

Samuel W. Bodman, III	90,500	294,881	385,381
Nicholas F. Brady	103,000	194,880	297,880
David J. Butters	183,000	194,880	377,880
William E. Macaulay	122,500	194,880	317,380
Robert B. Millard	116,500	194,880	311,380
Robert K. Moses, Jr.	157,000	194,880	351,880
Guillermo Ortiz	108,125	294,881	403,006
Emyr Jones Parry	69,000	294,881	363,881
Robert A. Rayne	159,000	194,880	353,880

(1)	Each new non-employee director (Drs. Bodman and Ortiz and Sir Emyr) was awarded 6,766 restricted share units on June 23, 2010 at a grant date fair value of $100,001. In addition, each non-employee director was awarded 12,000 restricted share units on September 14, 2010 at a grant date fair value of $194,880.

(2)	As of December 31, 2010, aggregate outstanding restricted share, restricted share unit and option awards for each non-employee director were as follows:

	Aggregate	Aggregate
	Number of	Number of
	Restricted Shares/	Shares
	Restricted Share	Underlying
Name	Units	Options

Samuel W. Bodman, III	18,766	0
Nicholas F. Brady	20,800	0
David J. Butters	20,800	302,400
William E. Macaulay	20,800	854,528
Robert B. Millard	20,800	240,000
Robert K. Moses, Jr.	20,800	0
Guillermo Ortiz	18,766	0
Emyr Jones Parry	18,766	0
Robert A. Rayne	20,800	480,000

Corporate Governance Matters

We are committed to adhering to sound principles of corporate governance. A copy of our Corporate Governance Principles is available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies.”

Director Independence

The Board of Directors has affirmatively determined that each person who was a director during the Company’s fiscal year ending December 31, 2010 and each current director is independent under the current rules of the NYSE and the SEC, other than Dr. Duroc-Danner, who is an employee. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations, which standards are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies.” A relationship falls within the categorical standards if it:

•	is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	is in the ordinary course of business and does not exceed 2% of the consolidated gross revenues of the other person for the previous year.

The Board, however, considers and reviews all relationships with each director in making its independence determinations. None of the independent directors and nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards. The relationships discussed under “Related Person Transactions” in this proxy statement did not exceed these standards and were determined by the Board not to be material.

Policies Regarding Related Person Transactions

Our policies regarding transactions between us or any of our affiliates and our directors, executive officers and other employees are set forth in our Corporate Governance Principles and our Code of Business Conduct. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Corporate Governance Policies” or “Code of Business Conduct,” as applicable. If an actual or potential conflict of interest arises for any director, the director is required to notify the Board and is not allowed to participate in any discussions or voting on any transaction in which the actual or potential conflict of interest may arise. The Board of Directors approves any transactions with our Chief Executive Officer, and our Chief Executive Officer approves any transactions with any other officer.

Director Nominations

In obtaining the names of possible nominees, the Corporate Governance and Nominating Committee conducts its own inquiries and will receive suggestions from other directors, management, shareholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chair, Corporate Governance and Nominating Committee, care of the Corporate Secretary, Weatherford International Ltd., 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland. Recommendations received before December 1st in any year will be considered for inclusion in the slate of director nominees to be presented at the Annual General Meeting in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies and his or her availability for a personal interview with the Corporate Governance and Nominating Committee, and evidence that the person making the recommendation is a shareholder of Weatherford.

The Corporate Governance and Nominating Committee believes that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at (in person) and participation in Board and Committee meetings, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee will consider whether and to what extent a nominee will bring diversity, whether in educational background, experience, expertise and/or regional knowledge, to the Board in determining whether a candidate will be an appropriate fit with, and an asset to, the Board of Directors.

Rule 14a-8 under the Exchange Act addresses when a shareholder may submit a proposal for inclusion of a nominee for director in our proxy materials. Shareholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our shareholders at the Annual General Meeting must comply with the deadlines and procedures set forth in our Articles. Please see “Proposals by Shareholders” in this proxy statement for more information.

Communication with Board Members

Any shareholder or other interested party that desires to communicate with the Board of Directors or any of its specific members, including the Presiding Director or the non-management directors as a group, should send their communication to the Corporate Secretary, Weatherford International Ltd., 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland. All such communications will be forwarded to the appropriate members of the Board.

Leadership Structure

The Board has determined that the most effective leadership structure for the Company is to combine the role of Chief Executive Officer and Chairman. The Board believes that by serving both as Chief Executive Officer and Chairman, Dr. Duroc-Danner brings multiple perspectives to the Board and also is best informed to lead the Board because of his role in the management of the Company’s business and strategic direction.

The Board has appointed Mr. Butters as Presiding Director to preside over executive sessions of non-management directors. The Board believes it is in the best interest of the Company’s shareholders to have a Presiding Director who has the authority to call executive sessions as a counterbalance to the Company’s combined roles of Chief Executive Officer and Chairman. The Board believes executive sessions provide the Board with the ability to independently evaluate management, openly discuss strategic and other business issues involving the Company and ensure that the Company is upholding high standards of corporate governance. For information on how to communicate with our Presiding Director and other non-management members of the Board of Directors, please see “Communication with Board Members.”

Executive Sessions

Executive sessions of non-management directors are held after each regularly scheduled Board meeting and at such additional times as may be needed. In 2010, the non-management directors held four executive sessions.

Director Attendance at Annual General Meeting

All directors are expected to attend the Annual General Meeting. All of our directors attended our 2010 General Meeting.

Code of Conduct

We have adopted a Code of Business Conduct that applies to our directors, officers and employees. We also have adopted a Supplemental Code of Conduct that applies to our President and Chief Executive Officer, our Chief Financial Officer and our principal accounting officer. These documents are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Code of Business Conduct” or “Supplemental Code of Conduct,” as applicable. We intend to post amendments to and waivers of our Code of Business Conduct (to the extent applicable to our President and Chief Executive Officer, our Chief Financial Officer and our principal accounting officer) and to the Supplemental Code of Conduct at this location on our website.

Risk Management Oversight

The Audit Committee is responsible for the oversight of risk management for the Company. As part of their oversight function, the Audit Committee discusses and implements guidelines and policies concerning financial and compliance risk assessment and risk management, including the process by which major financial risk exposure is monitored and mitigated, and works with members of management to assess and monitor risks facing the Company’s business and operations, as well as the effectiveness of the Company’s guidelines and policies for managing and assessing financial and compliance risk. The Audit Committee meets and discusses, as appropriate, issues regarding the Company’s risk management policies and procedures directly with those individuals responsible for day-to-day risk management in the Company’s internal audit and compliance departments.

AGENDA ITEM 4

Appoint Independent Registered Public Accounting Firm and
Re-Elect Statutory Auditor

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

At the 2011 Annual General Meeting, our shareholders will be asked to appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 and re-elect Ernst & Young Ltd, Zurich as Weatherford’s statutory Swiss auditor for the year ending December 31, 2011.

The affirmative vote of a relative majority of the votes cast at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal and therefore will not affect the result of the vote.

Representatives of Ernst & Young LLP and Ernst & Young Ltd, Zurich will be present at the Annual General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.

Fees Paid to Ernst & Young

The following table presents fees for professional audit services rendered by Ernst & Young LLP (referred to as “EYLLP” in the table below) and Ernst & Young Ltd., Zurich (referred to as “EYLtd.” in the table below) for the audit of the Company’s annual consolidated financial statements and statutory financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by Ernst & Young LLP during those periods. All fees were approved by the Audit Committee pursuant to its pre-approval policy.

	2010		2009
	EYLLP	EYLtd	EYLLP.	EYLtd.

Audit fees(1)	$7,877,000	$473,000	$6,865,000	$475,000
Audit-related fees(2)	215,000	—	905,000	118,000
Tax fees(3)	530,000	—	476,000	—
All other fees(4)	31,000	—	27,000	—

Total	$8,653,000	$473,000	$8,273,000	$593,000

(1)	Audit fees consist of professional services rendered for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting and the reviews of the Company’s quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees are presented in the period to which they relate versus the period in which they were billed.

(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation as well as fees for employee benefit plan audits.

(3)	Tax fees consist of non-U.S. tax compliance, planning and U.S./non-U.S. tax-related consultation.

(4)	Other services performed include regulatory compliance services and certain other advisory services and do not include any fees for financial information systems design and implementation.

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy for all audit services to be provided by an outside audit firm, including the independent auditor, and permissible non-audit services provided by the independent auditor.

There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services and amounts. Under the policy, pre-approved service categories are provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. The Audit Committee reviews a listing of “General” services provided on a quarterly basis. “Specific” pre-approval is required for certain types of services or if a service is expected to exceed the limits set out in the “General” pre-approval. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chairman of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting.

Pre-approval is not required for de minimis services that initially were thought to be part of an audit. When an auditor performs a service thought to be part of the audit, which then turns out to be a non-audit service, the pre-approval requirement is waived. However, the Audit Committee must approve the service before the audit is completed. Fees for de minimis services, when aggregated with fees for all such services, cannot exceed 5% of the total fees paid to the auditor during the fiscal year.

AGENDA ITEM 5

Adopt an Advisory Resolution Approving Executive Compensation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

This proposal is included pursuant to Section 14A of the Exchange Act, which allows shareholders the opportunity to vote on an advisory (non-binding) resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

We are requesting that our shareholders adopt the following advisory resolution, commonly referred to as a “say-on-pay” resolution, on the compensation of our named executive officers as disclosed in this proxy statement:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section of the Proxy Statement for the Company’s 2011 Annual General Meeting of Shareholders, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and other compensation tables and accompanying narrative.

We have designed our executive compensation program to achieve the following objectives:

•	Attract, retain and motivate individuals of outstanding ability in key executive positions;

•	Drive and reward strong business performance to create superior value for our shareholders; and

•	Encourage our executives to focus on both the short-term and long-term performance goals of the Company.

We believe that our executive compensation program is effective in achieving these objectives and has been an important factor in the Company’s long-term performance. We urge you to carefully review the Compensation Discussion and Analysis section in this proxy statement, as well as the Summary Compensation Table and other compensation tables and related narrative discussion, for more information regarding the compensation of our named executive officers.

The vote on this proposal is an advisory vote, meaning that it is non-binding on the Company, the Board of Directors and the Compensation Committee. The results of the vote on this proposal will, however, be considered by the Board and the Compensation Committee when making future executive compensation decisions.

The affirmative vote of a relative majority of the votes cast at the Annual General Meeting is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against this proposal and therefore will not affect the result of the vote.

AGENDA ITEM 6

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION ON AN ANNUAL BASIS.

This proposal is included pursuant to Section 14A of the Exchange Act, which allows shareholders the opportunity to cast an advisory (non-binding) vote on how frequently they wish to conduct future advisory votes on the compensation of our named executive officers, as included in this proxy statement as Agenda Item 5. Shareholders may vote to have future advisory votes on executive compensation every year, every two years or every three years.

The Compensation Committee has considered the frequency alternatives and is recommending that future advisory votes on executive compensation occur on an annual basis.

The vote on this proposal is an advisory vote, meaning that it is non-binding on the Company, the Board of Directors and the Compensation Committee. Although the results of the vote on this proposal will be taken into consideration when the Board determines how often future advisory votes on executive compensation should be held, the Board may in the future determine that it is in the best interests of the Company and our shareholders that votes be conducted on a more or less frequent basis than the Board currently recommends or the shareholders approve at this meeting.

You will have four choices for your vote on this proposal: every year, every two years, every three years or you may abstain from voting. The choice receiving the “relative majority” of the shareholders voting on the matter at the Annual General Meeting will be the frequency that is selected by the shareholders. If none of the yearly choices (one year, two years or three years) receive a “relative majority” vote, we will consider the choice with the highest number of votes cast by the shareholders to be the choice that has been selected by the shareholders. Please note that you are not voting to approve or disapprove the Board’s recommendation on this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote that future advisory votes on executive compensation be held every year, as recommended by the Board. Abstentions, “broker non-votes,” blank or invalid ballots and withdrawals will not be counted as a vote for or against the proposal and therefore will not affect the result of the vote.

SHARE OWNERSHIP

Shares Owned by Directors and Executive Officers

This table shows the number and percentage of common shares beneficially owned by each of our directors, each of the executive officers and two former executive officers named in the Summary Compensation Table that appears under “Executive Compensation” in this proxy statement and all of our directors and executive officers and two former executive officers as a group. Share ownership information of our directors and current executive officers is as of April 1, 2011. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

	Amount and Nature of Shares Beneficially Owned
				Percent of
	Number of	Right to	Total Shares	Outstanding
Name	Shares Owned	Acquire(1)	Beneficially Owned	Shares

Bernard J. Duroc-Danner	2,069,334	6,982,153	9,051,487	1.2
Samuel W. Bodman, III	75,166	0	75,166		*
Nicholas F. Brady	890,650	5,679	896,329		*
David J. Butters(2)	247,574	365,231	612,805		*
William E. Macaulay(3)	782,318	865,238	1,647,556		*
Robert B. Millard(4)	1,323,844	248,798	1,572,642		*
Robert K. Moses, Jr.(5)	577,850	11,441	589,291		*
Guillermo Ortiz	18,766	0	18,766		*
Emyr Jones Parry	20,766	0	20,766		*
Robert A. Rayne(6)	171,702	501,767	673,469		*
Andrew P. Becnel	507,315	1,128,620	1,635,935		*
Carel W. J. Hoyer	202,870	18,552	221,422		*
James M. Hudgins	118,975	49,302	168,277		*
William B. Jacobson	145,728	0	145,728		*
Stuart E. Ferguson(7) (former executive officer)	0	0	0		*
Keith R. Morley(8) (former executive officer)	265,939	400,000	665,939		*
All directors, officers (including named executive officers) as a group (20 persons)	8,077,447	10,640,401	18,717,848	2.5%

*	Less than 1%.

(1)	Includes registered shares that can be acquired through stock options exercisable through June 1, 2011. Also includes registered shares that can be acquired as a result of distributions pursuant to our Non-Employee Director Deferred Compensation Plan, our Executive Deferred Compensation Stock Ownership Plan or our Foreign Executive Deferred Compensation Stock Plan, as applicable, based on the number of units allocated to each participant’s account as of April 1, 2011. In the case of Dr. Duroc-Danner and Mr. Becnel, also includes notional share units representing the right to receive registered shares under the 2010 SERP. See “Retirement Plans — Discontinued Nonqualified Executive Retirement Plan” in the Compensation Discussion and Analysis section in this proxy statement.

(2)	Includes 55,088 shares held by Mr. Butters’ wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

(3)	Includes 26,472 shares held by Mr. Macaulay’s wife and 15,504 shares held in the name of or in trust for Mr. Macaulay’s adult daughters, over which he has no voting or dispositive power and as to all of which he disclaims beneficial ownership.

(4)	Includes 398,474 shares held by a charitable foundation and trusts controlled by Mr. Millard and his wife.

(5)	500,000 shares are pledged to a bank.

(6)	Excludes 2,050,000 shares beneficially owned by LMS Capital, of which Mr. Rayne serves as Chief Executive Officer and director, and affiliates of LMS Capital. Mr. Rayne disclaims beneficial ownership of all of the shares beneficially owned by LMS Capital.

(7)	Information based on corporate records and information provided by Mr. Ferguson.

(8)	Information based on corporate records.

Shares Owned by Certain Beneficial Holders

This table shows information for each person known by us to beneficially own 5% or more of the outstanding registered shares as of December 31, 2010 based on information furnished by the shareholder or contained in filings made by the shareholder with the SEC.

Name and Address of		Percent of
Beneficial Owner	Number of Shares(1)	Outstanding Shares

ClearBridge Advisors, LLC	41,464,115	5.6%
620 8th Avenue New York, New York 10018

(1)	The beneficial owner has sole voting power over 34,172,730 shares and sole dispositive power over all shares. The beneficial owner does not have shared voting or dispositive power over any of the shares.

EXECUTIVE OFFICERS

The following persons are our executive officers. (Dr. Duroc-Danner’s biography is on page 5.) None of the executive officers or directors have any family relationships with each other.

Name	Age	Position

Bernard J. Duroc-Danner	57	Chairman of the Board, President and Chief Executive Officer
Andrew P. Becnel	43	Senior Vice President and Chief Financial Officer
Peter T. Fontana	64	Senior Vice President and Chief Operating Officer
Nicholas W. Gee	48	Senior Vice President — Reservoir and Formation Evaluation
Carel W. J. Hoyer	52	Senior Vice President — Well Construction Products and Services
Joseph C. Henry	40	Vice President, Co-General Counsel and Corporate Secretary
James M. Hudgins	57	Vice President — Tax
William B. Jacobson	42	Vice President, Co-General Counsel and Chief Compliance Officer
Dharmesh Mehta	45	Vice President, Production Systems

Andrew P. Becnel was appointed Senior Vice President and Chief Financial Officer in October 2006. Mr. Becnel joined the Company in 2002 and served as Corporate Vice President — Finance from September 2005 to October 2006, Vice President of Finance from May 2004 to September 2005 and Associate General Counsel from June 2002 to May 2004. Prior to joining the Company, he was Securities Counsel of Koch Investment Group (the investment and trading division of Koch Industries) from 2001 to 2002 and Senior Associate Attorney with the law firm of Andrews Kurth LLP from 1995 until 2001. Mr. Becnel graduated with honors from Amherst College and holds a Juris Doctor degree from the University of Virginia School of Law.

Peter T. Fontana was appointed Senior Vice President and Chief Operating Officer in December 2010, and was Senior Vice President — Western Hemisphere from July 2009 to December 2010. Mr. Fontana joined the Company in January 2005 as Director Project Management and later that same year was appointed Vice President for the Latin America Region where he served until July 2009. Mr. Fontana has an MBA from Southern Methodist University, and, prior to joining the Company, he held leadership positions with Baker Hughes, Forasol/Foramer and The Western Company of North America.

Nicholas W. Gee was appointed Senior Vice President — Reservoir and Formation Evaluation in February 2011. Mr. Gee rejoined Weatherford in April 2009 as Vice President Investor Relations and served as Vice President — Completion and Production from April 2010 to February 2011 and Vice President of Marketing and

Planning from November 2009 to April 2010. He established Cobalt Blue in June 2004 to pursue investment opportunities in the oil and gas exploration and production sector and to provide technology and business strategy advice internationally to large and small oil and gas operating and service companies. Between 2000 and 2004, Mr. Gee was a vice president of our completions group. Prior to that time, he was in management with Global Marine Drilling Company in the North Sea. Mr. Gee began his career as a petroleum engineer with BP working in oil and gas exploration and production and has over 20 years experience in the oil and gas exploration and production business. He graduated with a 1st class honors degree in Chemical Engineering from the University of Birmingham, and holds an MBA with distinction from Warwick Business School.

Carel W. J. Hoyer was appointed Senior Vice President — Well Construction Products and Services in February 2011. Mr. Hoyer joined the Company in August 2005 and has served in various other positions, including Senior Vice President — Well Construction and Reservoir Evaluation from April 2010 to February 2011 and Global Vice President — Well Construction Services from February 2009 to April 2010. From December 1998 until August 2005, Mr. Hoyer worked for Precision Drilling in numerous capacities, including Canadian Regional Director and Vice President Product Development — Precision Energy Services. We acquired Precision in August 2005. Prior to that time, Mr. Hoyer worked for other oilfield service companies in various positions for more than 24 years. Mr. Hoyer has a Bachelor of Science from LeTourneau University.

Joseph C. Henry was appointed Vice President — Legal in June 2009 and became Vice President and Co-General Counsel in December 2009. He joined the company in 2003 and became Associate General Counsel in 2006. Prior to joining us, Mr. Henry was an attorney with an international law firm in Houston from 1995 to 2001 and served as in-house counsel with other energy companies from 2001 to 2003. Mr. Henry graduated cum laude from the University of Houston and holds a Juris Doctor degree, with honors, from the University of Texas School of Law.

James M. Hudgins was appointed Vice President — Tax in February 2009. Mr. Hudgins joined the Company in 1999 and served as Director of Tax until February 2009 and has also served as Treasurer. From June 1991 to December 1998, Mr. Hudgins held tax and finance positions with another oilfield service company. Prior to that time, he worked for Ernst & Young LLP. Mr. Hudgins holds a BBA from the University of Houston and an MBA from Southern Methodist University.

William B. Jacobson joined the Company in March 2009 and was appointed Vice President and Chief Compliance Officer in June 2009 and Co-General Counsel in December 2009. During the past five years, Mr. Jacobson also served as a federal prosecutor for the Fraud Section of the U.S. Department of Justice’s Criminal Division, where he served in various positions, including as Assistant Chief for FCPA Enforcement, and was in private practice. Mr. Jacobson holds a Bachelor of Arts from Tufts University and a Juris Doctor from Georgetown University Law Center.

Dharmesh Mehta was appointed Vice President, Production Systems in April 2011. Mr. Mehta joined the Company in 2001 and served as Vice President, Product Optimization from 2001 to 2009 and Vice President of Artificial Lift from 2009 to April 2011. Prior to joining the Company, Mr. Mehta had ten years of experience in the software and oil and gas industries. Mr. Mehta holds a bachelor’s degree from the University of Houston and a master’s degree from the University of Wisconsin.

Related Person Transactions

We lease our London office space from Central London Commercial Estates Limited, which is affiliated with Derwent London, of which one of our directors, Mr. Robert Rayne is the Non-executive Chairman. In 2010, we increased the space we lease at that location, including by taking space that was being occupied by London Merchant Securities plc, of which Mr. Rayne is the Chairman. In connection with the expansion of our lease space, we contributed £450,000 to London Merchant Securities to cover its costs of relocating and encourage it to surrender its lease to make space available for us. We simultaneously received building renovation credits from Derwent London of a similar amount. Mr. Rayne was not personally involved in the negotiation of these transactions. These transactions were reviewed by the Corporate Governance and Nominating Committee of our Board of Directors and approved by our Board of Directors, with Mr. Rayne abstaining from voting on the matter. In their review, our Corporate Governance and Nominating Committee considered among other factors a report from an independent real estate brokerage firm with expertise in the relevant market analyzing lease alternatives to conclude that the transactions were, taken as a whole, at least as fair to us as would have been obtained on an arms-length basis from a non-affiliated party. The annual rent payments for this space are approximately £230,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following discussion and analysis provides information regarding the Company’s executive compensation objectives, principles, procedures, practices and decisions, and is provided to give perspective to the numbers and narratives that follow in the tables in this section. The following individuals are our named executive officers (“NEOs”):

•	Dr. Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer

•	Mr. Andrew P. Becnel, Senior Vice President and Chief Financial Officer

•	Mr. Carel W.J. Hoyer, Senior Vice President — Well Construction Products and Services

•	Mr. James M. Hudgins, Vice President — Tax

•	Mr. William B. Jacobson, Vice President, Chief Compliance Officer and Co-General Counsel

•	Mr. Stuart E. Ferguson, former executive officer (left the company in April 2010)

•	Mr. Keith R. Morley, former executive officer (left the company in June 2010)

Compensation of the NEOs currently serving the Company are addressed in this discussion and analysis section, with disclosure regarding former NEOs where appropriate.

Executive Summary

We seek to align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our NEOs’ total direct compensation is comprised of base salary, annual cash incentive awards and long-term incentive awards that include performance-based equity awards.

2010 Company Performance

We are one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. Many of our businesses, including those of our predecessor companies, have been operating for more than 50 years. The nature of our industry offers many opportunities and challenges. The cyclicality of the energy industry impacts the demand for our products and services. Certain of our products and services, such as our drilling and evaluation services, well installation services and well completion services, depend on the level of exploration and development activity and the completion phase of the well life cycle. Other products and services, such as our production optimization and artificial lift systems, are dependent on production activity. We have created a long-term strategy aimed at growing our businesses, servicing our customers, and most importantly, creating value for our shareholders. The success of our long-term strategy will be determined by our ability to manage effectively any industry cyclicality, respond to industry demands and successfully maximize the benefits from our acquisitions.

Despite a difficult economic environment, we significantly improved our operating performance during the last completed fiscal year. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2010 financial results were strong relative to our fiscal 2009 results. The following highlights the year-over-year comparison of some of the key financial successes that the Company achieved in 2010.

•	Worldwide revenues increased 16% from $8.8 billion in 2009 to $10.2 billion in 2010

•	Operating income was up 14% from $688 million in 2009 to $781 million in 2010

•	Earnings per share (upon which we based our 2010 annual incentive award) decreased from $.24 in 2009 to $(.15) in 2010. Many of the factors that reduced EPS in 2010 result from long-term strategic decisions, including increased borrowing costs resulting from refinancing short-term debt to longer-term debt, higher debt balances incurred to fund strategic business acquisitions, higher taxes stemming from reorganization of our Latin American operations and curtailment of a former retirement plan (see “Retirement Plans — Discontinued Nonqualified Executive Retirement Plan” below).

2010 Compensation Decisions

Our fiscal 2010 financial performance along with the individual performance of our executive officers, served as key factors in determining compensation for 2010, including as follows:

•	In light of continuing concerns about the economy and the Company’s expected performance, the Compensation Committee determined to make no base salary changes for Messrs. Duroc-Danner, Becnel and Jacobson and moderate increases for Messrs. Hoyer and Hudgins.

•	Earnings per share was the key metric for our NEOs’ annual cash incentive awards. As the goal for this metric was not met in 2010, no awards were paid under our annual incentive plan to our NEOs with respect to 2010. In March 2010, a discretionary bonus was paid to Mr. Hudgins as described below.

•	Long-term incentive compensation continues to make up the majority of the compensation opportunity for each of our NEOs. In 2010, our long-term incentive grant was made entirely in the form of performance share units, the value of which is contingent on our future total shareholder return (“TSR”) compared to our peers.

The Committee (defined below) believes that these decisions and changes implemented for 2010 to the total compensation packages of our executive officers create a more effective alignment of our executives’ interests with those of our shareholders and make the terms of our executive compensation programs consistent with general market trends in executive compensation pay and practices.

Governance Practices

During 2010 and 2011, we changed our compensation programs to further align the interests of our NEOs with our shareholders’ interests, including:

•	We discontinued our executive retirement plan effective March 31, 2010 (except for the Chief Executive Officer and Chief Financial Officer, whose benefit accruals were retroactively frozen as at December 31, 2008) by freezing the benefit accruals under that plan and prohibiting new participants in the plan.

•	In March 2010, in keeping with the philosophy of “pay for performance,” the Committee adopted a performance-based long-term incentive award program based on the ranking of the Company’s TSR relative to the TSR of our three most direct competitors. Historically, our long-term equity incentives were in the form of either options or time-vested shares. For 2010, all of our long-term equity incentives were in the form of performance share units.

•	In March 2010, the Committee approved a new form of amended and restated employment agreement to be used with all of our current executive officers (other than our Chief Financial Officer, as described below) for purposes of making the terms of such agreements generally more consistent with current market practices and better aligning the interests of our executives with those of our shareholders. These new agreements generally provide more limited rights and benefits to our executives, as compared to prior agreements. Significantly, we deleted any entitlement to Section 280G excise tax gross-ups.

•	The Compensation Committee has implemented share ownership guidelines, requiring executive officers to hold equity equivalent to certain multiples of their base salary.

•	The Committee in 2010 again engaged an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement as well as independent legal counsel that provides no services to the Company or management.

•	The Committee uses tally sheets prepared by its compensation consultant that provide information as to all compensation that is potentially available to our NEOs.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2010 compensation of the NEOs.

Oversight of our Executive Compensation Practices

Our executive compensation program is administered by the Compensation Committee of the Board of Directors, referred to in this section as the “Committee.” The Committee currently consists of three directors, Samuel W. Bodman, III, William E. Macaulay and Robert K. Moses, Jr. Another of our directors, Robert B. Millard, was a member of and chaired the Committee until June 2010, at which time Dr. Bodman became a member of the Committee and Mr. Macaulay became the chair. At all times in 2010, all of the persons serving on the Committee were independent, as defined by the standards of the NYSE, and satisfied the qualification standards of section 162(m) and Section 16 of the Exchange Act. Guidance under the Dodd-Frank Act is expected to provide further requirements with respect to independence. When that guidance is available, we intend to review each of our Compensation Committee members to ensure compliance with the Dodd-Frank independence standards.

The Committee is responsible for, among other functions, reviewing and approving the total compensation for our NEOs consistent with the objectives and philosophy described below.

As described more fully below, in determining executive compensation, the Committee reviews all components of the NEOs’ compensation and takes into account a number of variables, including the extensive compensation and other data distributed to the Committee and the advice of PM&P, an independent outside consulting firm that was retained by, and reports directly to, the Committee. The Committee also engaged Mercer (US), Inc. (“Mercer”) to assist in evaluating the Company’s supplemental executive retirement plan and other retirement programs, and to consider potential modifications to those programs.

Objectives and Philosophy of our Executive Compensation Program

The Committee’s objective is to provide compensation to our executive officers at a level and in a manner that maximizes shareholder value. The Committee incorporates a “pay for performance” philosophy into our executive compensation structure.

The Committee believes that our executive compensation program should be designed to reward the achievement of enhanced financial performance of the Company and to maximize shareholder value by aligning the long- and short-term interests of our executive officers with those of our shareholders. Our Company’s programs are intended to:

•	attract, retain and motivate individuals of outstanding ability in key executive positions,

•	drive and reward strong business performance to create superior value for our shareholders, and

•	encourage our executives to focus on both the short-term and long-term performance goals of the Company.

Our executive compensation is intended to be market competitive. For 2010, the Committee approved base salary, annual performance compensation and long-term incentive compensation (together, the “total direct compensation”) for each NEO generally intended to fall between the 25th to 75th percentile of compensation offered by our competitors when performance targets are met or exceeded. However, in setting the compensation of our NEOs, the Committee also takes into consideration historical and individual circumstances, including tenure and experience and the availability of comparable data for certain positions, with the result that the total direct compensation may fall above or below target in special circumstances.

The Committee also believes that a majority of executive compensation should be “at risk” — that is, tied to the Company’s financial and equity performance. During periods when our financial performance meets or exceeds established objectives, we believe that NEOs should be rewarded under our incentive compensation programs for their efforts in achieving our goals. Likewise, when our performance does not meet the established goals, incentive compensation may be reduced or eliminated.

Incentive compensation is designed to balance short-term annual results and long-term multi-year success of the Company. To motivate our NEOs to achieve the Company’s short- and long-term goals and to align their interests with those of our shareholders, our NEOs are regularly awarded both short-term and long-term incentive awards. Short-term awards primarily are payable in cash, while long-term awards generally are equity-based awards.

Committee Processes and Activities

The Committee meets at least quarterly to consider our executive compensation program and matters that relate to executive compensation. The Committee receives regular reports on compensation information and analysis prepared by PM&P, the financial performance of the Company and the performance of each executive officer to determine the appropriate level and combination of salary and incentive compensation for NEOs. The procedures used to establish the total compensation levels for all NEOs are the same; however, there is variability in the levels of compensation paid among our NEOs based upon each NEO’s position (both in terms of function and responsibilities), tenure, individual performance, future contributions, retention values and market pay levels.

The Committee annually reviews the compensation structure of our NEOs. Following the annual review, the Committee adjusts salaries where appropriate, determines the metrics and goals for annual performance compensation and determines the forms and amounts of long-term incentive awards. In making those determinations, the Committee relies on input from PM&P, but also solicits input and recommendations from Dr. Duroc-Danner as to appropriate forms and amounts of compensation for the NEOs other than himself, including recommendations as to potential metrics and targets for our annual incentive plan. While the Committee considers Dr. Duroc-Danner’s recommendations as it deems appropriate, it retains ultimate decision-making authority to determine compensation of all NEOs. The Committee determines compensation levels for Dr. Duroc-Danner.

The Committee reviews the Company’s compensation philosophies on an ongoing basis in an effort to ensure that executive compensation appropriately reflects corporate and individual performance and yields awards that are reflective of the individual’s contribution to the achievement of our goals.

Risk Analysis of our Compensation Programs

The Committee has reviewed our compensation plans and policies and believes that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. The Committee believes that the design of our compensation policies and programs encourages our executives to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which the Committee believes encourages our NEOs to focus on TSR over a period of years, thus limiting the potential for excessive risk-taking.

In 2010 and 2011, the Committee reviewed the Company’s compensation policies and practices for executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company. The following factors in particular reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives, fixed and variable pay, and performance metrics (earnings per share and TSR).

•	Maximum payout levels for bonuses are capped at 200 percent of target.

•	The Committee has downward discretion over incentive program payouts.

•	Executive officers are subject to share ownership guidelines.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

Compensation Consultants and Independence

As set forth in its charter, which can be found on our website, the Committee has the authority to retain and terminate any compensation consultants to provide advice to the Committee in connection with the fulfillment of its responsibilities. The Committee retained PM&P during the 2010 fiscal year to provide information, analyses and advice regarding executive compensation. The Committee determined that PM&P is an independent consultant, and PM&P performs no other services for the Company other than those related to executive and non-employee director compensation. In 2010, PM&P advised the Committee on a variety of compensation-related matters, including:

•	validating the peer group to be used for competitive benchmarking;

•	preparing analyses of senior executive compensation levels as compared to the peer group and published compensation surveys;

•	assisting the Committee in assessing the pay recommendations that Dr. Duroc-Danner develops for senior executives, including the NEOs;

•	compiling market data for and assisting the Committee in its review of the compensation framework for purposes of developing pay recommendations for Dr. Duroc-Danner;

•	assessing the alignment of senior executive pay and Company performance, as well as the form of compensation for the officer group as a whole;

•	evaluating the Company’s remuneration programs relative to its peer group and broad-market practices, including retirement benefits and perquisites;

•	calculating the usage of the Company’s equity plans and equity awards to stay within market parameters; and

•	updating the Committee on executive compensation trends and legislative developments impacting executive compensation in general.

The Committee met with PM&P three times to review their market reports, discuss executive compensation trends and issues, as well as to develop a performance-based long-term incentive program which was ultimately adopted in March 2010. These reports also formed the basis for the executive salaries and annual incentive levels for 2010.

Our management communicates with PM&P and provides data to PM&P regarding our executive officers but does not direct PM&P’s activities. PM&P has not performed or provided compensation services in the past to our management (other than providing the Company with various industry surveys that were not customized for the Company).

From December 2009 through early 2010, the Committee also engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), for a limited engagement to provide information, analyses, and advice regarding the Company’s supplementary executive retirement plans, including both the qualified and non-qualified deferred compensation programs. Mercer advised the Committee on competitive and strategic issues relating to the Company’s executive retirement programs, including an analysis of the relevant considerations for the Committee’s deliberation with respect to freezing the supplementary executive retirement plan and the executive deferred compensation program. Mercer’s fees for consulting with respect to the executive retirement programs in the first quarter of 2010 were $54,453.

During the 2009 fiscal year, Mercer and its MMC affiliates were retained by Company management to provide services unrelated to the executive retirement plans and programs, including insurance brokerage and consulting services relating to compensation, health benefits, investments, retirement, outsourcing and background screening. The aggregate fees paid for these other services in fiscal year 2009 were $992,159. Mercer and its affiliates provided similar services to the Company in 2010, for which the aggregate fees were $810,946. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the ordinary course of business. Based on policies and procedures implemented by Mercer to ensure the objectivity of Mercer’s advice to the Committee, the Committee believes that the consulting advice it received from Mercer was objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company.

The Committee also has the authority under its charter to retain and terminate independent legal counsel in connection with compensation matters. The Committee has engaged Simpson, Thacher & Bartlett LLP as its independent counsel. This firm provides no other services to the Company, and the Committee has determined that they are independent of management. The Committee regularly consults with their counsel regarding compensation and related legal and disclosure matters.

Peer Group

When considering our compensation practices and levels, the Committee reviews the compensation practices and levels of a peer group of similarly-sized publicly-traded energy service and exploration and production companies. The Committee periodically reviews the composition of our peer group to ensure that the companies in the group are relevant for comparative purposes. The peer group is used to benchmark our executive compensation levels against companies that have executive positions with responsibilities similar to ours and that compete with us for executive talent.

The following companies initially comprised the peer group for 2010 and were used in early 2010 to establish executive compensation for 2010:

• Anadarko Petroleum	• Cameron International Chesapeake Energy	• National Oilwell Varco
• Apache Corp.	• EOG Resources	• Schlumberger
• Baker Hughes	• Halliburton	• Smith International
• BJ Services		• Transocean

In late 2010, in response to two members of the historical peer group being acquired, the Committee reviewed our peer group. The Committee and PM&P reviewed data for potential peers relating to enterprise value, sales and market capitalization. Based on these factors and more directly comparable business lines, the Committee determined that the following peer group is more appropriate for the Company and established it as the peer group for determining 2011 compensation:

• Baker Hughes	• National Oilwell Varco
• Cameron International	• Noble
• Halliburton	• Schlumberger
• Nabors	• Transocean

The Committee also reviews comparisons to a focused peer group comprised of Schlumberger, Halliburton and Baker Hughes (the “TSR Peer Group”). While the members of the larger peer group all are in the broader energy and drilling industries, the members of the TSR Peer Group are Weatherford’s most direct competitors and are the companies with whom the Company competes most frequently for executive and management talent and whose business cycles most closely match Weatherford’s. The Committee uses the TSR Peer Group to compare and set performance targets related to awards of our performance share units. See “Executive Compensation Components — Long-Term Incentive Compensation — Forms of Long-term Incentives.”

Total compensation for our NEOs is generally targeted between the 25th and 75th percentiles of the peer group. Notwithstanding the benchmarking analysis and review undertaken by the Committee, it retains discretion to consider other factors, including individual performance, in making its final compensation decisions.

Pay Mix

In accordance with our compensation philosophy, in 2010 a majority of executive compensation was in the form of long-term equity incentive compensation as opposed to annual cash-based compensation. Long-term equity incentive compensation represented, on average, over 50% of our NEOs’ total direct compensation potential (excluding former officers) in 2010. In setting the percentage mix of annual- and long-term compensation, the Committee considers, among other factors, the seniority of the officer and the ability of the officer to impact our success. The percentage of long-term compensation is higher for more senior officers. The table below reflects the mix of annual and long-term compensation potential for our NEOs other than former officers (with all potential compensation valued at target levels):

	Long-Term Equity		Annual Cash-Based
	Incentives		Compensation

CEO	64%		36%
NEOs (range)	62	%-34%	38-66%

Executive Compensation Components

Below is a description of each component of our executive compensation for 2010 and 2011.

Base Salary

Base salary is intended to provide a fixed level of compensation to the executive, representative of his skills, responsibilities and experience. Base salaries for our executive officers are reviewed annually, but may be adjusted at any time during the year due to a significant increase in job responsibilities or duties, or required relocation. Proposed increases to base salaries are reviewed by our Committee following recommendations from Dr. Duroc-Danner (other than for his own base salary). The Committee does not rely on predetermined formulas or criteria when evaluating executive base salaries, but does consider comparable market data provided by PM&P.

From 2009 to 2011, Dr. Duroc-Danner’s salary has not changed. For 2010, Dr. Duroc-Danner’s salary remained at his 2009 level but was converted to Swiss francs in connection with his relocation to Switzerland. Based on data compiled by PM&P, Dr. Duroc-Danner’s 2010 base salary exceeds the 75th percentile for our peer group, but is slightly above the 50th percentile for the TSR Peer Group. For 2011, Dr. Duroc-Danner’s salary remained at the 2009 and 2010 level.

Based upon their salary reviews and considering market factors, Mr. Hudgins received an increase in his base salary effective April 1, 2010, and Mr. Hoyer received an increase in his base salary effective July 1, 2010. Further, each of Messrs. Becnel, Hoyer and Hudgins received an increase in his base salary effective February 15, 2011. The chart below reflects these base salaries for 2010 and 2011, after those adjustments.

Mr. Jacobson’s base salary was determined in arms-length negotiations between him and the Company when he joined the Company as a non-executive in 2009 and is fixed by contract. It exceeds the 75th percentile for comparable positions in our peer group. It has not been adjusted for 2010 or 2011.

Decisions regarding adjustments to base salary in 2010 and 2011 were based on a combination of factors, none of which were individually weighted, including:

•	salaries of similarly situated executives in our peer group and our TSR Peer Group;

•	the scope and complexity of the position held;

•	the executive’s level of experience and responsibility;

•	the executive’s individual performance and efforts in achieving business results;

•	demonstration of leadership and team work abilities; and

•	the Company’s previous annual financial performance.

The table below shows the annual base salaries of the NEOs currently serving the Company effective after adjustments for the applicable year. As adjustments were made during the year, these annualized amounts may be higher than the actual amount paid for the entire year. See the Summary Compensation Table in this proxy statement for the actual amounts paid.

Executive	2009 Salary	2010 Salary	2011 Salary

Dr. Duroc-Danner	$1,600,000	CHF 1,760,000	CHF 1,760,000
Mr. Becnel	CHF 759,000	CHF 759,000	CHF 803,000
Mr. Hoyer	£217,000	£285,000	£350,000
Mr. Hudgins	$360,000	$400,000	$450,000
Mr. Jacobson	$1,000,000	$1,000,000	$1,000,000

Annual Incentive Compensation

Our annual incentive compensation is generally structured to deliver total cash compensation (base pay plus the annual incentive payment) between the 50th and 75th percentile when performance targets are achieved. The performance metrics generally are absolute targets (as distinguished from the performance metrics in our long-term incentive programs, which generally compare our performance relative to the performance of our peers). For 2010, the Committee established a financial target of $.74 earnings per share under our Management Incentive Plan (“MIP”). The threshold under the plan was $.63 EPS, with the maximum set at $.85 EPS. As the Company did not achieve these targets, no bonuses were paid to NEOs under the MIP.

In February 2011, the Committee approved the Weatherford International Ltd. Non-Equity Incentive Compensation Plan (the “ICP”), which is a cash-based incentive plan designed to motivate and reward our executive officers whose efforts and accomplishments positively impact our financial performance. The ICP replaced the MIP as it relates to our NEOs. The Committee is responsible for establishing annual financial goals and authorizing cash awards to officers based upon the financial performance of the Company as compared to those goals. Our NEOs (other than former officers) participate in the ICP.

The Committee establishes the terms of any awards under the ICP, including the financial metrics and goals for each award, within 90 days of the start of each fiscal year. For each award under the ICP, the Committee establishes goals at three levels: threshold, target and superior. Target represents a strong but achievable level of performance. Superior represents an extraordinary level of performance that will substantially increase shareholder value, typically performance at a level 15-25% higher than target. Threshold is the entry-level of performance under the ICP. It typically will be 15-25% lower than target and is established so that smaller awards will be earned for satisfactory performance short of target.

The Committee establishes potential award payments as a percentage of the executive’s annual salary as in effect at the end of the plan year, with a percentage determined for achievement of threshold, target or superior level. The Committee determines award payments by comparing our consolidated financial results for the relevant year with the goals, comparing the relevant metric used for that year (for example, earnings per share). If our financial results fall between the threshold and target goal levels or between the target and superior goal levels, the award payment will be determined by linear interpolation to derive the percentage of salary.

Award payments are made after the public release of our year-end financial results for the applicable year and after determination of the award payments by the Committee. No award payment is made until the calculation of the payment award is approved by the Committee. Plan awards earned for a year generally are paid in February of the following year. Awards are paid in cash in the currency in which the recipient ordinarily is paid.

Earnings per share is the metric for determining our 2011 annual incentive awards under the ICP. The Committee set the threshold and superior goals approximately 20% above and below the target level. Based on input from PM&P, the Committee established target payments as a percentage of salary at market levels for different officer levels, and in each case set the threshold payment at one-third of the target and the superior at two times the target. The resulting goals and payment levels for our NEOs are as follows:

	Threshold	Target	Superior
EPS Goal	$1.00	$1.24	$1.48

Dr. Duroc-Danner	40%	120%	240%
Mr. Becnel	30%	90%	180%
Mr. Hoyer	30%	90%	180%
Mr. Hudgins	25%	75%	150%
Mr. Jacobson	25%	75%	150%

Discretionary Awards

The Committee may determine that modifying the ICP, the goals or the potential award payments would provide more appropriate incentives for executives. The Committee reserves the right in its sole discretion to adjust the financial goals or award amounts under the ICP to reflect (1) the impact of acquisitions, (2) changes in our industry, (3) changes macro-economic factors or conditions impacting the Company, (4) changes in market compensation practices and other circumstances, (5) changes in applicable laws, regulations or accounting practices, or (6) other matters that were not anticipated when the financial goals for the plan year were determined. The Committee also retains the discretion to make alternative bonus calculations or to make retention awards or other awards based on alternative or non-financial performance criteria.

In March 2010, the Committee awarded Mr. Hudgins a $500,000 discretionary cash award in recognition of individual performance and for retention purposes. The Committee considered among other factors that had Mr. Hudgins participated in the 2010 SERP, as defined below, and he would have had sufficient tenure to be vested in his benefits under that plan at the time it was frozen. See “Retirement Plans — Discontinued Nonqualified Executive Retirement Plan” below.

In February 2011, the Committee made discretionary awards to the NEOs based on the following considerations:

•	The Company has made significant strides towards globalization, positioning the company to benefit from future global economic recovery through worldwide infrastructure, product lines and technology.

•	The Company did not pay executive bonuses in the spring of 2010 under the 2009 MIP, while ten of the 12 companies in the Company’s peer group did pay bonuses for 2009;

•	Based on available information, the Company anticipated that most peers would pay bonuses for 2010;

•	The Committee determined discretionary awards were appropriate for retention purposes, particularly following the departure of four executive officers in 2010; and

•	Discretionary awards are expected to have a positive impact on executive morale, particularly in light of the competitive market for executives.

These awards were valued to be at or near the median 2009 bonuses for comparable executive positions at the peer group and TSR Peer Group. The awards to our NEOs were as follows:

Executive	Award

Dr. Duroc-Danner	$1,300,000
Mr. Becnel	CHF 500,000
Mr. Hoyer	£250,000
Mr. Hudgins	$300,000
Mr. Jacobson	$500,000

The Committee also considered that Mr. Jacobson was contractually entitled to a minimum bonus of $500,000.

Long-Term Incentive Compensation

The Committee considers long-term incentives to be a key component of the executive officer compensation program. Long-term equity incentives are designed to motivate management to work toward long-term performance of the Company and serve to link a significant portion of the NEOs’ compensation to shareholder returns. In March 2010, the Committee approved the 2010 Omnibus Incentive Plan (which was approved by our shareholders at our Annual General Meeting on June 23, 2010), under which the Company may issue awards of long-term equity compensation from time to time consistent with the objectives and philosophy of our compensation programs.

Determination of Aggregate Value of Awards

In determining the total value of long-term incentive awards to be granted to NEOs, the Committee considers, without giving particular weight to any specific factor, the position of the officer (both in terms of function and responsibilities), tenure, anticipated future contributions and the long-term incentive compensation of similarly situated executives in our peer group. For 2010, due in part to limitations on shares available for grant under the Company’s 2006 equity plan, the value of long-term incentive awards granted to all executives was restricted to be generally below the 50th percentile of our peer group (17th percentile in the aggregate). In 2011, the Committee generally granted awards to our NEOs with a target value at or near the median for our peer group. As long-term incentives are incentives for future performance, historical performance is not a significant factor in determining the initial value of awards.

Forms of Long-term Incentives

Long-term incentives are equity-based and may include: (1) options, (2) restricted share units or (3) performance share units. Long-term incentive awards provide our NEOs with a benefit that increases only when the value of our shares increases, which aligns their interests with increasing shareholder value. In determining the form or forms of award grants, the Committee considers, among other factors, the seniority of the officer and the ability of the officer to impact our success, as well as the appropriateness of a particular security to the individual executive’s financial circumstance.

Options allow our NEOs to be in parity with our shareholders, as NEOs benefit only to the extent of appreciation of the Company’s shares over time. The Committee did not grant any options to our NEOs in 2010 or 2011.

Restricted share units also motivate our NEO to strive for share price appreciation, as they are granted at the closing price on the date of grant, and the executive realizes value only when the units vest and the underlying shares are delivered. Restricted share units generally vest in equal annual installments over a period of three years. Upon vesting, the holder of restricted share units receives one registered share for each unit that vested. Holders of restricted share units do not have voting rights or dividend participation rights until the underlying shares are actually delivered to them. The Committee did not grant any restricted share units to our NEOs in 2010.

Performance share units have the highest possible return and also the highest risk of the various forms of award available to the Committee to grant. Performance share units also provide an even stronger correlation to shareholder value, as they vest, if at all, into a number of shares depending on achievement of specified performance targets. These awards are generally structured to measure the total return to our shareholders over a given measurement period relative to our primary competitors and may vest at a multiple of the “par” number of shares (i.e., the base number of shares covered by the performance share unit award), at par, at a fraction of par or not at all depending on the Company’s relative performance.

Grants in 2010

In 2010, consistent with our “pay for performance” philosophy, we adopted the use of 100% performance-based long-term equity awards for our executive officers. On March 18, 2010, the Committee awarded performance share units to our NEOs as follows: Mr. Becnel 147,232 units, Mr. Jacobson 58,893 units, Mr. Hoyer 103,062 units and Mr. Hudgins 44,170 units. In May 2010, the Committee granted an award of 530,035 performance-based restricted share units to Dr. Duroc-Danner on the same terms but under the 2010 Omnibus Incentive Plan. See “Grants of Plan-Based Awards in 2010” below.

The performance units will be settled in registered shares issued under our 2006 Omnibus Incentive Plan (or, in the case of Dr. Duroc-Danner, under our 2010 Omnibus Incentive Plan), with the actual number of shares to be issued based on a multiple of each executive’s targeted number of performance units. The multiplier will be determined on the basis of our TSR relative to the TSR of each of our TSR Peer Group. If we have the highest TSR of the TSR Peer Group for a given fiscal year, the payout under the new long-term incentive program will be equal to two times the number of shares represented by the portion of the targeted number of performance units described above corresponding to the relevant fiscal year. Alternatively, an executive will receive no payout if our TSR is the lowest of the TSR Peer Group. If the Company’s TSR performance for a fiscal year is neither the highest nor the lowest among the TSR Peer Group for a fiscal year, then the performance multiplier applicable to the targeted number of performance units covered by the long-term incentive award will be determined on the basis of the Company’s TSR percentile when compared to the TSR results of the TSR Peer Group as follows:

Performance
TSR Percentile	Multiplier

75+	2.0
50-74.99	1.0
25-49.99	0.5
<25	0.0

Shares earned on the basis of the Company’s TSR performance against the TSR Peer Group vest in three annual installments following each of 2010, 2011 and 2012 based on TSR performance for each of such years. For the measurement period of 2010, our TSR was lower than that of our TSR Peer Group, so no units vested for that one-third of the award.

Grants in 2011

In 2011, the Committee again granted 100% of the long-term incentive awards to our CEO in the form of performance share units. The Committee granted the other NEOs 50% of their awards in performance share units and 50% in restricted share units, as described below. In determining to grant other NEOs a different mix of forms of incentives, the Committee noted that the Company was alone among its peers in providing all long-term compensation solely in performance units. Further, the Committee considered that, particularly in light of the 2010 grants being entirely in the form of performance units, a grant of entirely performance units may not be the most effective incentive for all NEOs, depending on such factors as the executive’s career tenure, personal wealth, level of responsibility within the Company and job function.

On February 15, 2011, the Committee awarded performance share units to our NEOs as follows: Dr. Duroc-Danner 310,427 units, Mr. Becnel 50,906 units, Mr. Jacobson 28,281 units, Mr. Hoyer 35,870 units and Mr. Hudgins 13,164 units. The 2011 performance unit grants are substantially similar to the 2010 performance unit grants, with the following material differences:

•	The 2011 performance units have a single 3-year performance period (2011-2013 combined), whereas the 2010 grants contained 3 separate annual performance periods (2010, 2011 and 2012).

•	TSR performance for the 2011 performance units would be based on simple ordinal ranking, whereas the 2010 grants were percentile driven.

•	The performance multipliers for 2011 performance units provide greater reward for superior performance as follows:

Performance
TSR Percentile	Multiplier

First	2.25
Second	1.25
Third	0.5
Fourth	0.0

As described above, the Committee decided for 2011 to grant half of the total long-term incentive to NEOs (other than our CEO) in restricted share units. Restricted share unit grants were made as follows: Mr. Becnel 50,906 units, Mr. Jacobson 28,281 units, Mr. Hoyer 35,870 units and Mr. Hudgins 13,164 units.

Other Share Grants

Due to the Company’s suspension of the Executive Deferred Compensation Stock Ownership Plan (“EDC”) in 2008 (see “Retirement Plans — Suspended and Current Deferred Compensation Plans” below), and in order to continue to encourage equity ownership as well as to compensate participants for the loss of this benefit, we grant participants in this plan, including our NEOs (other than Mr. Hoyer, who is a participant in the Foreign Executive Deferred Compensation Stock Plan (“FEDC”), which has not been suspended), and approximately 40 other non-executive senior management and key employees quarterly grants of shares. Grants are made in an amount to approximate the benefits participants would have received had we not suspended the plan, which grants have a market value equal to 15% of the cumulative base salary and bonus paid to the participant during the prior quarterly period (see “Retirement Plans — Suspended and Deferred Compensation Plans” below). To the extent a participant was fully vested in the EDC, these alternative grants are fully vested on grant. New participants are given a vesting schedule that approximates the vesting schedule under the EDC before it was suspended. The table below under “Grants of Plan-based Awards in 2010” shows these grants to our NEOs.

Perquisites

The Company provides our NEOs with perquisites and other personal benefits that are reasonable and consistent with the practices of our peer group. The Committee annually reviews the perquisites provided to NEOs to determine if adjustments are appropriate. Perquisites made available to our NEOs in 2010 included an annual car allowance or the use of a company car, payment of club dues and payment of life insurance premiums. For those of our NEOs who are assigned to an international location outside their home country, the Company also provides customary ex-patriate benefits, including relocation expenses, housing allowance, educational expenses for dependent children and tax equalization, except that Dr. Duroc-Danner declined to accept a housing allowance or educational expenses in connection with his relocation to Switzerland. The types and amounts of perquisites for each NEO are shown in the Summary Compensation Table and notes to that table in this proxy statement.

Retirement Plans

Discontinued Nonqualified Executive Retirement Plan

Until 2008, we maintained the Weatherford International Ltd. Nonqualified Executive Retirement Plan (“ERP”) to provide post-employment benefits for certain of our executive officers. In 2008, we amended the plan to suspend further benefit accruals and to provide that no additional persons may become participants in the plan. As of December 31, 2008, each participant was or became fully vested in his or her benefit accrued under the plan. Under the plan, as amended, each participant’s suspended benefit is calculated as if the participant incurred a voluntary termination of employment on December 31, 2008 and will be paid following a separation of service; provided that if the date of a participant’s Section 409A separation from service does not occur before January 1, 2017, we will pay the participant his or her termination benefit under the plan on January 1, 2017.

Effective as of January 1, 2010, we adopted a new supplemental executive retirement plan (the “2010 SERP”) for certain of our executive officers who were participants in the ERP. The 2010 SERP was intended to provide supplemental retirement benefits (including medical benefits) under the same terms and conditions provided under the ERP prior to the suspension of the ERP. This new plan was necessary because our failure to provide these benefits would have triggered “good reason” rights under employment agreements that were in place at the time with certain of our executive officers. The suspended ERP remains in effect, but any benefits paid under the ERP will be offset by a reduction in benefits under the 2010 SERP.

In connection with the adoption of the 2010 SERP, Dr. Duroc-Danner and Mr. Becnel agreed to waive further benefit accruals (from January 1, 2009 through December 31, 2010 for Dr. Duroc-Danner and through March 31, 2010 for Mr. Becnel).

In light of the Committee’s overall review of our executive compensation programs and practices, the Committee decided in March 2010 and April 2010 to amend the 2010 SERP to:

•	close the 2010 SERP to new participants;

•	freeze further benefit accruals under the 2010 SERP effective March 31, 2010 and to replace them with an accrual of monthly interest at a variable rate equal to one-twelfth of the 5-year LIBOR interest rate for any portion of the account not converted into notional share units; and

•	provide participants with a one-time election to convert between 50-100% of their frozen accrued benefit into notional share units (which will be settled in actual registered shares on the date cash retirement benefits would otherwise be payable under the plan).

The effect of all of these changes was to convert these plans from a defined benefit arrangement, in which benefits are formula-based and depend on future compensation levels, into a plan more closely resembling a defined contribution arrangement, in which benefits increase and decrease with the notional investments determined pursuant to the plan (in this case, as described below, notional Weatherford shares).

Following suspension of the 2010 SERP, several of our executive officers, including Mr. Morley, triggered their “good reason” rights under the employment agreements that were in place at the time, left the Company and received severance payments. We entered into new employment agreements with our other officers. See “Employment Agreements” below.

In May 2010, Dr. Duroc-Danner elected to convert approximately $71 million of his frozen accrued benefit into approximately 4.4 million notional share units, and Mr. Becnel elected to convert approximately $4.5 million of his frozen accrued benefit into approximately 283,000 notional share units. No other executive elected to convert accrued benefits into notional share units. The values of the retirement benefits under the 2010 SERP (including the values accrued through December 31, 2008 under the ERP) are set forth under the heading “Pension Benefits” below.

Suspended and Current Deferred Compensation Plans

We historically maintained two deferred compensation plans for our executive officers and certain senior managers and key employees: the EDC and the FEDC for certain non-U.S. taxpayers. We suspended the EDC effective as of December 31, 2008 because of uncertainties concerning the application of Section 457A. So long as the suspension is in effect and unless and until the Board of Directors determines otherwise, no new participants may join the plan, participants will not be able to make compensation deferrals to the plan, and we will not make any credits under the plan of behalf of participants. So long as the plan remains suspended, amounts will still be payable to participants upon the occurrence of triggering events under the plan.

All amounts under the EDC will be distributed no later than January 1, 2017. Generally, distributions will be made in registered shares. The amount of the distribution will be a number of registered shares equal to the number of units credited to the participant’s account at the time of the distribution.

The following describes how the FEDC operates. The EDC before its suspension was substantially similar.

Under the FEDC, as amended, our non-U.S. executive officers (excluding ex-patriates) and certain other non-U.S. key employees are provided with long-term incentive compensation through benefits that are directly linked to future increases in the value of our registered shares. Mr. Hoyer participates in the FEDC.

Under the FEDC, participants receive annual credits equal to 15% of their eligible compensation which is converted on a monthly basis into non-monetary units representing our registered shares. The FEDC provides for a five-year vesting period with respect to the Company’s contributions, subject to earlier vesting in the event of a change of control.

Participants under both of these plans generally cannot receive the value of their deferred compensation under the plans until after their retirement, termination of employment or death, or on January 1, 2017 if earlier.

Our obligations with respect to the plans are unfunded. However, under the EDC we have established a grantor trust, which is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases registered shares for the plan.

Other Generally Available Benefits

Our NEOs are eligible for additional Company-wide benefits on the same basis as other full-time employees. These include a 401(k) plan or other pension plan depending on their jurisdiction, as well as health, medical and welfare programs.

Employment Agreements

2010 Employment Agreements

As part of the Compensation Committee’s overall review of the Company’s executive compensation practices, the Committee requested in early 2010 that all NEOs enter into a new form of executive employment agreement (the “2010 Employment Agreement”), which includes terms and conditions that the Committee believes are more consistent with current market practices and generally provides more limited rights and benefits to our executives, as compared to prior agreements.

All of our current NEOs (other than Mr. Becnel, who entered into a substantially similar agreement, except as described below) have entered into the 2010 Employment Agreement. The key changes under the 2010 Employment Agreement as compared to the prior agreements include: (i) a one-year auto-renewal term (including a provision for notice of non-renewal which allows the Company to terminate the agreement while triggering only partial severance rights) in lieu of a three-year “evergreen” provision; (ii) substantial curtailment of the “good reason” definition to be more consistent with current market standards (including removing the right to terminate employment with good reason as a result of the supplemental executive retirement plan freeze); (iii) curtailment of contractually guaranteed perquisites; (iv) a severance multiple based on base salary and target bonus (rather than on the highest bonus paid in respect of the previous five years); (v) a reduction of severance upon a termination due to death, disability or Company non-renewal, to a payment equal to one-times base salary plus target bonus (rather than two or three times the executive’s base salary plus highest bonus paid in respect of the previous five years); (vi) curtailment of perquisites as a component of severance payout; (vii) deletion of automatic acceleration of outstanding unvested equity awards; (viii) the removal of tax gross-ups and waiver of tax gross-ups for taxes under Sections 280G and 409A of the Code otherwise applicable under our SERP arrangements; and (ix) the addition of intellectual property, non-competition and non-solicitation covenants.

In addition to providing for potential termination of the agreement upon notice of non-renewal as described above, the 2010 Employment Agreement may also be terminated by the Company if it determines in good faith that a disability has occurred, by the Company for cause or without cause and by the executive for good reason or without good reason (as such terms are defined in the 2010 Employment Agreement), and as a result of the executive’s death.

Under the terms of the 2010 Employment Agreement, if the Company terminates an executive’s employment for any reason other than cause, if the executive terminates his employment for good reason or if the employment is terminated as a result of the executive’s death or disability, the executive will be entitled to receive (i) an amount equal to a multiple (three for the CEO and senior executive officers and certain vice presidents, two for most vice presidents, or, in the case of death, disability or certain terminations for good reason, one) of the sum of the annual base salary received by the executive as of the date of termination plus the annual bonus that would be payable in the current fiscal year, and (ii) any accrued salary or bonus (pro-rated to the date of termination). In addition, under these circumstances, all dental and health benefits and all other welfare benefits will be maintained after termination provided the executive makes his required contribution.

We are required to pay legal fees and expenses incurred by the executive in any disputes regarding the 2010 Employment Agreement, so long as the executive undertakes to reimburse the Company for such amounts paid if the executive is determined to have acted in bad faith in connection with the dispute.

Employment Agreement with Chief Financial Officer

On September 14, 2010, we entered into a new employment agreement with Andrew P. Becnel, our Chief Financial Officer (the “September 2010 Agreement”) based on the 2010 Employment Agreement form. As described above, due to changes in our executive compensation structure undertaken in 2010, Mr. Becnel may have had “good reason” to terminate his prior employment agreement and be entitled to severance benefits. The September 2010 Agreement is in lieu of all such severance benefits and supersedes the prior employment agreement between Mr. Becnel and the Company that was effective as of December 31, 2009 (the “Prior Agreement”).

The September 2010 Agreement is for a fixed employment term ending March 31, 2013, and may be terminated at any time by either party for any reason or without reason. Under the terms of the Agreement, Mr. Becnel continues to receive an annual base salary, which may not be decreased, and he is eligible for an annual bonus. Mr. Becnel is also entitled to participate in the Company’s incentive, savings, retirement and welfare plans and programs in which similarly situated executive officers of the Company participate.

The September 2010 Agreement generally follows from the form of 2010 Employment Agreement, but is different in several material respects, including: (i) a fixed employment term as opposed to a one-year “evergreen” provision; (ii) deletion of various termination events and related payments (including deletion of certain benefits payable on termination) in the event of termination for good reason, termination for cause or termination in circumstances surrounding a change of control (among others), in favor of the lump sum termination payment described below; (iii) inclusion of certain customary ex-patriate benefits to which Mr. Becnel is generally already entitled as a matter of Company policy and (iv) retention of rights Mr. Becnel had in his prior agreement to receive potential tax gross-up payments in the event he is subjected to excise taxes under Section 4999 of the Code or additional taxation under Sections 409A or 457A of the Code related to certain nonqualified deferred compensation arrangements. The September 2010 Agreement also provides that equity grants made prior to January 1, 2010 will become vested, exercisable and nonforfeitable on his termination of employment, as was generally the case in most circumstances under the Prior Agreement. Equity grants made on or after January 1, 2010 (including grants of performance share units) will be subject to the terms of the plan under which they were made; provided, that if Mr. Becnel’s employment is terminated without cause or for good reason, equity grants made after such date will become vested, exercisable and nonforfeitable upon the occurrence of such events, but not if Mr. Becnel is terminated by the Company for cause or he voluntarily terminates his employment without good reason.

Under the terms of the September 2010 Agreement, if the Company or Mr. Becnel terminates his employment for any reason (including as a result of his death or disability) or without reason, Mr. Becnel will be entitled to receive (i) any accrued base salary as of the date of termination plus (ii) a lump sum amount of $7,251,348, which is substantially equivalent to the amount that the Company would have been obligated to pay to Mr. Becnel had he terminated his employment under the Prior Agreement following the actions described under “Retirement Plans — Discontinued Nonqualified Executive Retirement Plan” above. In addition, following such termination of employment all dental and health benefits, as well as welfare benefits, will be maintained in place provided Mr. Becnel makes required contributions towards such benefits.

We are also required to pay legal fees and expenses incurred by Mr. Becnel in any disputes regarding the September 2010 Agreement, so long as Mr. Becnel undertakes to reimburse the Company for such amounts paid if he is determined to have acted in bad faith in connection with the dispute.

Termination of Employment

Messrs. Ferguson and Morley resigned their employment with us effective as of April 1, 2010 and June 15, 2010, respectively, following the actions described under “Retirement Plans — Discontinued Nonqualified

Executive Retirement Plan” above. Mr. Morley received severance payments pursuant to his Prior Agreement. (See “Potential Payments Upon Termination or Change of Control — Payments to Former Executive Officers” in this proxy statement).

Severance Benefits

As discussed above, in 2010 the Committee undertook a review of our compensation program and practices and determined, among other things, that the current levels of severance benefits could be curtailed while still remaining competitive in the marketplace.

The Committee has determined that offering severance benefits (which may be payable in the event of a qualifying termination of employment prior to or following a change of control) is beneficial in recruiting and retaining executives and also encourages the retention of our officers during the pendency of a potential change of control transaction or other organizational changes within the Company. Our severance benefits and protections are intended to provide for the payment of severance benefits to the executive officers in the event their employment with the Company is involuntarily terminated without cause (including in case of death or disability) or they resign for good reason and to encourage the executive officers to continue employment in the event of a potential “change of control.” The Committee believes that these benefits serve to enhance shareholder value and align our officers’ interests with those of our shareholders. While the 2010 Employment Agreements provide for severance benefits, the benefits provided by these agreements are generally more limited compared to prior agreements. The severance benefits are not augmented by a change of control.

The potential payments that each of our NEOs would have received if a termination of employment had occurred on December 31, 2010 are set forth under the section entitled “Potential Payments Upon Termination or Change of Control” in this proxy statement.

Mandatory Minimum Share Ownership Guidelines

The Committee believes that it is important to align the interests of management with the interests of our shareholders. In furtherance of this philosophy, the Company has adopted the following mandatory minimum share ownership guidelines. Share ownership includes shares owned directly as well as equity-based awards not yet fully vested, deferred compensation plans and retirements plans (including our 401(k) plan and suspended plans). The minimum guidelines are based on a multiple of base salary or, in the case of directors, annual cash retainer. The guidelines are as follows:

Chief Executive Officer	6x
Other executives	3x
Directors with one or more full years of service	5x

The Committee has reviewed the share ownership of our executive officers and directors and determined that they meet or exceed these share ownership guidelines.

Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code

The Committee considers the tax impact of our executive compensation programs. Code Section 162(m), as interpreted by IRS Notice 2007-49, imposes a $1 million limitation on the deductibility of certain compensation paid to certain officers. As a multi-national Swiss company, the significant majority of our executive compensation is not a U.S. tax expense, so 162(m) generally is not a concern for the Company. The Committee may take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions, and it may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for our executive officers.

ASC Topic 718, Stock Compensation

Beginning on January 1, 2006, we began accounting for share-based payments, including options, restricted share awards and restricted share unit awards, in accordance with Accounting Standards Codification Topic 718 (formerly FAS 123(R)).

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Samuel W. Bodman, III
William E. Macaulay (Chair)
Robert K. Moses, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee’s current members are Dr. Bodman and Messrs. Macaulay (Chair) and Moses, all of whom are independent, non-employee directors. Mr. Millard was a member of the Compensation Committee until June 2010 and also is an independent, non-employee director. None of the current Compensation Committee members or Mr. Millard have served as an officer or employee of the Company.

Summary Compensation Table

This table shows the total compensation paid for the years ended December 31, 2010, 2009 and 2008 to our NEOs. Information is not provided for 2009 and 2008 for Messrs. Hoyer, Hudgins and Jacobson because they were not NEOs for those years.

					Change in
					Actuarial
					Value of
					Pension
					Benefit and
					Nonqualified
					Deferred
				Stock	Compensation	All Other
Name and				Awards	Earnings	Compensation	Total
Principal Position	Year	Salary ($)	Bonus ($)	($)(5)	($)	($)(9)	($)

Bernard J. Duroc-Danner	2010	1,600,000	0	6,376,159	4,630,747 (6)	556,864	13,163,770
Chairman of the Board,	2009	1,640,000	1,750,000	9,992,148	12,814,051	41,391	26,237,590
President and Chief	2008	1,497,909	3,000,000	9,000,046	5,669,704	710,464	19,878,123
Executive Officer(1)
Andrew P. Becnel	2010	690,000	0	2,044,804	540,316 (6)	1,284,279	4,559,399
Senior Vice President and	2009	709,970	525,000	3,340,939	3,326,433	490,083	8,392,425
Chief Financial Officer(1)	2008	623,265	525,000	2,500,028	591,449	197,894	4,437,636
Carel W. J. Hoyer	2010	388,979	0	1,359,388	0	427,618	2,175,985
Senior Vice President — Well Construction Products and Services(2)
James M. Hudgins	2010	390,000	500,000	711,361	0	23,482	1,624,843
Vice President — Tax
William B. Jacobson	2010	1,000,000	500,000	925,808	0	12,684	2,438,492
Vice President, Co-General Counsel and Chief Compliance Officer
Stuart E. Ferguson	2010	164,378	0	0	0 (7)	11,507,445	11,671,823
Former Executive Officer(3)	2009	600,000	0	2,620,723	1,704,496	141,616	5,066,835
	2008	502,060	400,000	1,500,030	800,274	200,728	3,403,092
Keith R. Morley	2010	275,000	0	70,197	0 (8)	17,182,480	17,527,677
Former Executive Officer(4)	2009	614,616	475,000	1,733,635	4,028,317	28,696	6,880,264
	2008	548,277	475,000	1,500,030	2,333,237	187,431	5,043,975

(1)	Salary is denominated in USD and is paid in CHF (beginning July 2009 in the case of Mr. Becnel and January 2010 in the case of Dr. Duroc-Danner) using a 1.10 exchange rate.

(2)	Salary is denominated and paid in GBP. USD amount shown above represents the sum of the monthly GBP salary translated to USD at the average exchange rate for each applicable month of the year.

(3)	Salary was denominated and paid in GBP. Employment with the Company terminated effective April 1, 2010.

(4)	Employment with the Company terminated effective as of June 15, 2010.

(5)	Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended.

(6)	This increase in actuarial value does not reflect additional compensation paid, but rather reflects an increase in the year-over-year present value of the actuarial benefit from December 31, 2009 to December 31, 2010 resulting almost entirely from a 200-basis-point change in the discount rate used to determine the present value in 2010 as compared to the discount rate applied in 2009. This increase in actuarial value is presented as required by SEC regulations. No additional benefits accrued under the executive retirement plans for Dr. Duroc-Danner or Mr. Becnel in 2010 other than imputed interest of $153,968 for Dr. Duroc-Danner and $75,090 for Mr. Becnel. For information on the retirement plans and the freezing of these plans, see Compensation Discussion and Analysis — Retirement Plans — Discontinued Nonqualified Executive Retirement Plan” above. The present values of this benefit were determined using the projected unit credit actuarial cost method. Material assumptions used in the valuations include a discount rate of 3.25% and mortality rates from the 1994 Group Annuity Mortality, Male and Female. The present value numbers do not reflect the actual value of the eventual payment of these benefits. See “Pension Benefits” below.

(7)	Mr. Ferguson’s accumulated benefit in the executive retirement plan decreased by $4,827,753 in conjunction with his departure from the Company. His lump sum benefit of $11,465,637 is included in the termination payment amount in the All Other Compensation column.

(8)	Mr. Morley’s accumulated benefit in the executive retirement plan decreased by $11,554,504 in conjunction with his departure from the Company. His lump sum benefit of $11,864,288 is included in the termination payment amount in the All Other Compensation column.

(9)	All Other Compensation for 2010 consists of the following:

	Company						Relocation Pay
	Contributions to			Matching		Life	and		Expatriate
	Deferred		Club	Contributions		Insurance	Geographic		Tax
	Compensation	Car/Car	Membership	Under 401(k)		Premiums	Differential	Expatriate	Equalization	Termination
	Plan ($)	Allowance($)	Dues ($)	Plan ($)		($)	($)	Benefits ($)	($)(d)	Pay ($)(e)

Duroc-Danner	—	10,919	5,077	36,886	(a)	4,116	632,720	—	(132,854)	—
Becnel	—	16,362	3,689	19,023	(a)	2,353	241,500	388,331	613,021	—
Hoyer	58,347	11,694	—	16,480	(b)	1,637	—	255,099	84,361	—
Hudgins	—	10,800	—	9,800		2,882	—	—		—
Jacobson	—	—	—	9,800		2,884	—	—		—
Ferguson	22,846	2,958	—	16,004	(c)	—	—	—		11,465,637
Morley	—	4,950	5,811	9,800		2,656	—	—		17,159,263

(a)	Dr. Duroc-Danner and Mr. Becnel are participants in the Weatherford International Ltd. Swiss Pension Plan. Amounts shown represent Company contributions to that plan.

(b)	Mr. Hoyer is a participant in the Global Retirement Savings Plan. Amounts shown represent Company contributions to that plan.

(c)	Mr. Ferguson was a participant in the Weatherford Group Defined Contribution Plan. Amounts shown represent Company contributions to that plan.

(d)	Expatriate Tax Equalization represents the difference between cash taxes paid on behalf of the executive during the year and amounts withheld from the executive’s compensation for taxes during the year. Taxes paid by the company to a taxing authority in 2010 with respect to taxes on income earned in 2009 are shown in 2010.

(e)	For details of termination pay, see “Potential Payments Upon Termination or Change of Control — Payments to Former Executive Officers” in this proxy statement.

Grants of Plan-Based Awards in 2010

The following table provides information regarding plan-based awards granted in 2010 to the NEOs.

						All Other Stock
			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Awards: Number of	Grant Date Fair
			Threshold	Target	Maximum	Restricted	Value of Share
Name	Grant Date		(#)	(#)	(#)	Shares/Units(#)	Awards($)(2)

Bernard J. Duroc-Danner	Jan 4					3,332	63,008
	Apr 1					3,545	57,748
	Jun 23	(3)	265,018	530,035	1,060,070		6,137,805
	July 1					3,876	51,241
	Oct 1					3,829	66,357

Andrew P. Becnel	Jan 4					1,437	27,174
	Mar 18		73,616	147,232	294,464		1,941,990
	Apr 1					1,529	24,907
	Jul 1					1,672	22,104
	Oct 1					1,652	28,629

Carel W. J. Hoyer	Mar 18		51,531	103,062	206,124		1,359,388

James M. Hudgins	Jan 4					750	14,183
	Mar 18		22,085	44,170	88,340		582,602
	Apr 1					5,228	85,164
	Jul 1					969	12,810
	Oct 1					958	16,602

William B. Jacobson	Jan 4					2,083	39,390
	Mar 18		29,447	58,893	117,786		776,799
	Apr 1					2,216	36,099
	Jul 1					2,423	32,032
	Oct 1					2,394	41,488

Keith R. Morley	Jan 4					1,250	23,638
	Apr 1					1,330	21,666
	Jul 1	(4)				1,883	24,893

(1)	The amounts shown represent the aggregate threshold, target and maximum payment levels with respect to the grants of performance units in 2010. The number of shares shown in the “Threshold” column reflects the lowest possible payout (other than zero), representing 50% of the number of performance units granted. If performance is below the threshold, no shares are paid. The number of shares shown in the “Target” column reflects a payout of 100% of the number of performance units granted. The number of shares shown in the “Maximum” column reflects the highest possible payout of 200% of the number of performance units granted. One-third of the performance units vested on January 3, 2011. No shares were paid because 2010 performance was below the threshold. Grant date fair value is calculated based on the “Target” number of units.

(2)	The grant date fair value of each of the awards was based on the Company’s closing stock price on the date of the grant or when applicable, a calculated fair value derived using a Monte Carlo valuation model.

(3)	Award was approved by the Board of Directors in May conditioned on shareholder approval of the underlying equity plan, which was approved by our shareholders June 23, 2010.

(4)	Mr. Morley received an award for the period of time between April 1, 2010 and his termination on June 15, 2010.

Potential Payments Upon Termination or Change of Control

The following summarizes the potential payments upon termination or change of control to our NEOs as of December 31, 2010 (excluding Mr. Ferguson and Mr. Morley, who were no longer employed by the Company on that date). The potential payments described in this section assume the triggering event occurred on December 31, 2010.

Duroc-Danner, Hoyer, Hudgins and Jacobson Employment Agreements

Under the terms of the 2010 Employment Agreements with Dr. Duroc-Danner and Messrs. Hoyer, Hudgins and Jacobson, if their employment is terminated, whether as a result of death, “disability,” “good reason,” “cause” or otherwise (each term as defined in the 2010 Employment Agreements), the NEO (or his estate) will generally be entitled to receive the following compensation:

•	any unpaid salary and accrued vacation earned through the date of termination of employment (the “Earned Unpaid Salary”);

•	all benefits to which the executive is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements, arrangements, programs, policies, practices, contracts or agreements in which the executive was a participant at the time of termination (the “Benefits Payment”);

•	an amount equal to the target bonus amount that would be payable in the year of termination (pro-rated to the date of termination) (the “Bonus”);

•	an amount equal to the sum of the base salary at the time of termination added to the Bonus, multiplied by three (two in the case of Mr. Hudgins) in the event of a termination by us other than for cause or by the executive for good reason (other than non-renewal, as defined below) and multiplied by one in the case of a termination due to death, disability or for a termination for good reason due to the Company’s non-renewal of the agreement (the “Salary and Bonus Payment”);

•	any benefits payable under our retirement plans as of the date of termination (the “Retirement Plan Benefit”). For more information regarding our retirement plans, see the “Pension Benefits” section in this proxy statement and “Retirement Plans” in the Compensation Discussion and Analysis section in this proxy statement;

•	all dental and health benefits under any plans that are provided to the NEO and his or her family prior to termination would be maintained after termination for a period of three years (two in the case of Mr. Hudgins) or such longer period as the plans may require, provided the NEO makes his required contribution and that such benefits are secondary to any benefits offered by another employer (the “Healthcare Benefit”); and

•	up to a maximum of $35,000 for outplacement services for the NEO, the provider of which would be selected and paid directly by us (the “Outplacement Benefit”) for a period not extending beyond the last day of the second taxable year following the taxable year in which the NEO’s termination occurs.

Under the 2010 Employment Agreements, we will make required payments (other than the pro-rata bonus payment for the year of termination, which will be paid at the time bonus payments for that year would normally be paid) within 30 days after the date of the participant’s section 409A separation from service with the Company. However, if the participant is a section 409A specified employee, these payments will be made on the date that is six months following date of such separation from service with such payments (along with the Retirement Plan Payment) bearing interest at the prime rate per annum as of the date of termination.

The 2010 Employment Agreements provide that if the employee is a participant in our now frozen retirement plan, he will be entitled to a “gross up payment” that is limited solely to the payments of penalties, excise or other taxes incurred by them pursuant to Section 457A of the Code with respect to accrued benefits under our retirement plans. The Company does not believe that Section 457A would impose any such penalties, excise or other taxes. The 2010 Employment Agreements expressly exclude gross-ups previously provided under those retirement plans. The 2010 Employment Agreements do not provide for any other type of “gross up payments.”

Under the NEOs’ 2010 Employment Agreements:

(i) “cause” is defined as the willful and continued failure to substantially perform the executive’s duties with the Company (other than failure resulting from incapacity due to mental or physical illness or anticipated failure after the executive has provided a notice to termination for good reason) after written demand is made by the Board of Directors, or the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

(ii) “disability” is defined as the absence of the executive from his duties on a substantial basis for 120 calendar days as a result of incapacity due to mental or physical illness. If we determine that the executive is disabled, the NEO has 30 days from the date of our notice to the executive of intent to terminate employment by reason of disability to return to full-time performance of his duties. The executive may terminate his employment for disability if a physician selected by the executive determines that a disability has occurred.

(iii) “good reason” generally means the occurrence of any of the following:

•	the assignment to the executive of any position, authorities, duties or responsibilities that are materially inconsistent with the executive’s position, authorities, duties or responsibilities as provided in the 2010 Employment Agreement or any other action that results in a material diminution of the executive’s position, authorities, duties or responsibilities;

•	a relocation of the executive;

•	a material breach by the Company of the 2010 Employment Agreement;

•	the Company’s giving of notice that the 2010 Employment Agreement term will not be extended (“non-renewal”); or

•	the failure by the Company to require any successor to perform the 2010 Employment Agreement between the executive and the Company.

Following a change of control or other transaction in which our registered shares cease to be publicly traded, “good reason” also will be deemed to exist if the executive is assigned to any position, authority, duties or responsibilities that are not at the ultimate parent company of the surviving entity.

(iv) “change of control” is generally deemed to occur if:

•	any person acquires 20% or more of our registered shares;

•	at least two-thirds of the members of the current Board of Directors cease to be directors other than in specified circumstances;

•	upon the consummation of a merger or similar transaction other than (1) a transaction in which the shareholders beneficially owning the registered shares outstanding immediately prior to the transaction represent at least two-thirds of the voting power immediately after the transaction, (2) a transaction in which no person owns 20% or more of the outstanding registered shares or voting power of the surviving entity, and (3) a transaction in which at least two-thirds of the members of the surviving entity are current members of the Board of Directors at the time the transaction was approved; or

•	approval or adoption by the Board of Directors or our shareholders of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s assets or a dissolution of the Company.

The 2010 Employment Agreements contain a confidentiality provision. In no event, however, will an asserted of a violation of the confidentiality provision constitute a basis for deferring or withholding any amounts otherwise payable to the NEO under the 2010 Employment Agreement.

Similarly, the 2010 Employment Agreements contain non-competition and non-solicitation provisions which are generally applicable for one year from when the NEO ceases to be employed. The non-competition restrictions do not apply if the NEO terminates employment for any reason within one year following a change of control. Additionally, if the NEO voluntarily terminates employment other than for good reason, the non-competition restrictions shall apply only if (i) the Company notifies the NEO of its intent to enforce the non-competition provisions within 15 days following the NEO’s separation from service and (ii) the Company pays the NEO a lump sum amount equal to the sum of (x) the annual base salary received by the NEO as of the date of termination and (y) the NEO’s target annual bonus for the fiscal year during which the termination occurs.

We are required to pay legal fees and expenses incurred by the named executive officers in any disputes regarding each person’s employment agreement, so long as the executive undertakes to reimburse the Company for such amounts paid if the executive is determined to have acted in bad faith in connection with the dispute.

Becnel Employment Agreement

Under the terms of the September 2010 Employment Agreement with Mr. Becnel, if his employment is terminated by us or him for any reason before March 31, 2013, he (or his estate) would be entitled to receive the following compensation:

•	the Earned Unpaid Salary (excluding accrued vacation);

•	the Benefits Payment;

•	a lump sum amount of $7,251,348 (the “Becnel Lump Sum”);

•	the Retirement Plan Payment; and

•	the Healthcare Benefit for a period of three years following termination.

In addition, equity grants made prior to January 1, 2010 will become vested, exercisable and non-forfeitable on his termination of employment, as was generally the case in most circumstances under the Prior Agreement. Equity grants made on or after January 1, 2010 (including grants of exercisable and nonforfeitable performance share units) will be subject to the terms of the plan under which they were made; provided, that if Mr. Becnel’s employment is terminated without cause or for good reason, equity grants made after such date will vest upon the occurrence of such events, but not if Mr. Becnel is terminated by the Company for cause or he voluntarily terminates his employment without good reason.

Under the September 2010 Employment Agreement, we will make required cash payments within 30 days after the date of the participant’s section 409A separation from service with the Company. However, if Mr. Becnel is a section 409A specified employee, these payments will be made on the date that is six months following date of such separation from service with such payments (along with the Retirement Plan Payment) bearing interest at 5% per annum.

Under the September 2010 Employment Agreement, the Company is required to pay, on a grossed-up basis, any additional tax or excise tax, interest and penalties imposed under sections 409A, 457A and/or 4999 attributable to any payments or distributions made to Mr. Becnel by the Company under the September 2010 Employment Agreement and under any other plans or other agreements with the Company.

Additionally, the September 2010 Employment Agreement contains a confidentiality provision substantially similar to the provision contained in the other NEO’s 2010 Employment Agreements. Also, under the September 2010 Employment Agreement, the Company is required to pay legal fees and expenses incurred by Mr. Becnel in any disputes regarding his employment agreement, so long as he undertakes to reimburse the Company for such amounts paid if he is determined to have acted in bad faith in connection with the dispute.

Retirement Eligibility

None of the current NEOs are currently eligible for retirement under our plans and policies. However, as of December 31, 2010, each participant is fully vested in his benefit accrued under the retirement plan. For additional information regarding our retirement plans, see “Retirement Plans” in the Compensation Discussion and Analysis section and the “Pension Benefits” section in this proxy statement.

Payments to Former Executive Officers

The following tables show cash and non-cash compensation paid to Messrs. Ferguson and Morley pursuant to their employment agreements in connection with the terminations of their employment.

Cash Compensation

	Salary
	and				Retirement
	Bonus	Contribution	Fringe Benefit		Plan	Benefits	Gross-Up
	Payment	Payment	Payment	Car Payment	Payment	Payment	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)	($)(5)	($)

Stuart E. Ferguson	—	—	—	—	11,465,637	—	—	11,465,637
Keith R. Morley	3,838,463	605,169	55,800	32,400	11,864,288	416,040	347,103	17,159,263

(1)	Consisted of annual base salary plus bonus, multiplied by three.

(2)	Consisted of the sum of all employment contributions to our 401(k) plan and other deferred compensation plans (other than our retirement plan) in the last year of employment, multiplied by three.

(3)	Includes allowances for yearly physical, financial planning, phone, club dues and professional fees, if applicable, multiplied by three.

(4)	Consisted of an amount equal to the former officer’s annual car allowance, multiplied by three.

(5)	Payment was made to account for federal and state taxes on the Contribution Payment.

Non-Cash Compensation

				Deferred
	Vested		Healthcare	Compensation
	Equity		Benefit	Distribution
Name	Awards ($)(1)		($)(2)	($)(3)

Stuart E. Ferguson	—		655,691	772,554
Keith R. Morley	1,989,216	(4)	523,110	838,013

(1)	Does not include the value of any units that vested upon termination under our deferred compensation plans. Any such amounts are included in the values shown for the column entitled “Deferred Compensation Distribution.”

(2)	Includes medical, dental and vision insurance for the officer, his spouse and their dependents, if applicable.

(3)	Value was determined by multiplying the number of our registered shares distributed to the former officer upon termination of employment or position by the closing market price of our registered shares on the date the distribution was initiated. See the table under “Nonqualified Deferred Compensation” and footnotes to that table for more information regarding the distribution.

(4)	Mr. Morley vested as to 137,662 restricted shares upon termination of his employment on June 15, 2010. The closing market price of our shares on that date was $14.45.

Termination for Good Reason, After a Change of Control or by Us Other Than for Cause

The following table describes cash payments that would be required to be made under the 2010 Employment Agreements with respect to our NEOs (the September 2010 Employment Agreement in the case of Mr. Becnel) and under our retirement plans in the event an NEO’s employment was terminated for good reason (other than as a result of non-renewal of the employment agreement), after a change of control or by us other than for cause. The amounts shown for such person in the tables include amounts earned through such time and are estimates of the amount that would be paid out to the NEO upon their termination. The actual amounts to be paid out can only be determined at the time of, and depend upon the circumstances surrounding, such NEO’s termination. In addition to the cash payments described in the table below, the executive would be entitled to his Earned Unpaid Salary and Bonus. Amounts payable as a result of termination upon death, disability or termination by the executive for good reason as a result of non-renewal are set forth in additional detail below under “Termination Upon Death or Disability or For Good Reason as a Result of Non-Renewal.”

	Salary
	and
	Bonus	Retirement	Benefits
	Payment	Plan	Payment	Gross-Up	Outplacement	Becnel Lump
Name	($)	Distribution ($)	($)(1)	Payment ($)	Benefit ($)	Sum ($)	Total ($)

Bernard J. Duroc-Danner	10,713,846	—	171,600	—	—	—	10,885,446
Andrew P. Becnel	53,077	4,575,330	295,667	—	—	7,251,348	12,175,422
Carel W. J. Hoyer	2,621,274	—	41,907	—	—	—	2,663,181
James M. Hudgins	1,470,770	—	23,400	—	—	—	1,494,170
William B. Jacobson	5,476,923	—	87,750	—	—	—	5,564,673

(1)	Represents interest earned on payments deferred for six months in accordance with Section 409A.

In addition to the cash payments described above, the NEOs would have been entitled to receive the following non-cash compensation set forth in the table below (referred to in this proxy statement as the “Non-Cash Compensation Table”).

	Vested	Healthcare	Deferred
	Equity	Benefit	Compensation	Notional Shares
Name	Awards ($)	($)	Distribution ($)	Distribution ($)(1)

Bernard J. Duroc-Danner	12,700,848	484,389	8,807,458	100,256,365
Andrew P. Becnel	4,044,332	245,345	1,035,599	6,456,937
Carel W. J. Hoyer	1,607,400	11,448	347,746	—
James M. Hudgins	676,408	13,608	1,124,086	—
William B. Jacobson	1,947,416	37,800	—	—

(1)	Represents the value of shares to be distributed to the NEO upon conversion of notional share units received when he elected to convert all or a portion of his retirement benefit to notional share units. See “Retirement Plans — Discontinued Nonqualified Retirement Plan” in the Compensation Discussion Analysis section in this proxy statement.

Other than providing that an executive can terminate his 2010 Employment Agreement in connection with a change of control for a material diminution of the executive’s position, authority, duties or responsibilities (which will constitute good reason), there are no additional rights granted to executives under the 2010 Employment Agreements as a result of a change of control. Further, the 2010 Employment Agreements for the NEOs (other than Mr. Becnel) provide that the Company will require any successor to all or substantially all of the Company’s business and/or Company’s assets to expressly assume and agree to perform the 2010 Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement at or prior to the effectiveness of any such succession will entitle the NEO to compensation from the Company in the same amount and on the same terms as the executive would be entitled if the executive were to terminate employment for good reason after a change of control, except that, (i) for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the date of termination and (ii) the Company will be given the opportunity to cure the foregoing.

Under the September 2010 Employment Agreement with Mr. Becnel, immediately prior to a change of control, the Company shall create an irrevocable grantor trust (the “Rabbi Trust”) for Mr. Becnel which will be subject to the claims of creditors of the Company. In the event that the Company determines that it is reasonably likely that Mr. Becnel will incur a separation from service in connection with a change of control, then immediately upon the date on which the Company makes a determination that the he is reasonably likely to incur a separation from service in connection with a change of control, the Company will transfer to the Rabbi Trust cash sufficient (on an undiscounted basis) to pay the Earned Unpaid Salary (excluding accrued vacation), the Benefits Payment, the Becnel Lump Sum, the estimated amount of the gross-up payment and the interest amount.

For a description of how equity awards are treated upon a change of control, please see the Compensation Discussion and Analysis section in this proxy statement.

Termination Upon Death, Disability or For Good Reason as a Result of Non-Renewal

In the event of an NEO’s death, disability or termination by the executive for good reason as a result of non-renewal, he or his estate would be entitled to receive the compensation described above in “Termination for Good Reason, After a Change of Control or by Us Other than for Cause,” except that:

•	the Salary and Bonus Payment would be reduced to a multiple of one times the officer’s salary and target bonus (other than Mr. Becnel);

•	the NEO’s estate would receive life insurance proceeds in the amount of up to one times (two times in the case of Dr. Duroc-Danner and Mr. Becnel) his salary or salary bracket, up to a maximum of $1.5 million;

•	if applicable, the NEO’s estate would receive accidental death and dismemberment proceeds in the amount of two times his salary, up to a maximum of $2,000,000; and

•	if applicable, the NEO’s estate would receive business travel accident proceeds in the amount of four times his salary, up to a maximum of $1,000,000.

The following table describes cash payments that would be required to be made under the 2010 Employment Agreements with respect to our NEOs and under our retirement plans in the event of an NEO’s death, disability or termination by the executive for good reason as a result of non-renewal. The amounts shown for such person in the table include amounts earned through such time and are estimates of the amount that would be paid out to the NEO upon termination. The actual amounts to be paid out can only be determined at the time of, and depend upon the circumstances surrounding, termination.

	Salary
	and	Retirement	Benefits	Gross-Up	Becnel
	Bonus	Plan	Payment	Payment	Lump
Name	Payment ($)	Distribution ($)	($)(1)	($)	Sum ($)	Total ($)

Bernard J. Duroc-Danner	3,673,846	—	57,200	—	—	3,731,046
Andrew P. Becnel	53,077	4,575,330	295,667	—	7,251,348	12,175,422
Carel W. J. Hoyer	902,017	—	13,969	—	—	915,986
James M. Hudgins	750,770	—	11,700	—	—	762,470
William B. Jacobson	1,876,923	—	29,250	—	—	1,906,173

(1)	Represents interest earned on payments deferred for six months in accordance with Section 409A.

In addition to the payments set forth above, the NEO would also receive:

•	the Earned Unpaid Salary and Bonus;

•	all compensation set forth in the Non-Cash Compensation Table;

•	in the event of an NEO’s death, his estate would be entitled to the following life insurance proceeds: Dr. Duroc-Danner $1,500,000, Mr. Becnel $1,380,000, Mr. Hoyer $600,000, Mr. Hudgins $1,600,000 (which includes $1,200,000 of proceeds the premium for which is paid by Mr. Hudgins) and Mr. Jacobson $1,000,000;

•	in the event of an NEO’s accidental death or dismemberment due to employment, the NEO or his estate would be entitled to the following proceeds: Dr. Duroc-Danner $2,000,000, Mr. Becnel $1,380,000, Mr. Hoyer $1,606,000 (which includes $750,000 of proceeds the premium for which is paid by Mr. Hoyer), Mr. Hudgins $1,400,000 (which includes $600,000 of proceeds the premium for which is paid by Mr. Hudgins) and Mr. Jacobson $2,000,000; and

•	in the event of an NEO’s death due to an accident while traveling on company business, his estate would be entitled to $1,000,000.

Termination for Cause or Voluntary Termination

No other special or additional payments are payable to any of the NEOs other than Mr. Becnel under the employment agreements in the event of a termination for “cause” or voluntary termination of employment by the NEO for other than “good reason.” If Mr. Becnel voluntarily terminated his employment or was terminated for cause, he would generally be entitled to receive the cash and non-cash compensation described above under “Termination for Good Reason, After a Change of Control or by Us Other Than for Cause.”

Outstanding Equity Awards at December 31, 2010

The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2010 (other than Mr. Ferguson, who did not have any outstanding equity awards as of that date).

	Option Awards				Share Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payment
								Number of	Value of
							Market	Unearned	Unearned
							Value of	Shares,	Shares,
	Number of	Number of			Number of		Shares or	Units or	Units or
	Securities	Securities			Shares or		Units of	Other	Other
	Underlying	Underlying			Units of		Shares	Rights	Rights
	Unexercised	Unexercised	Option	Option	Shares		That Have	That Have	That Have
	Options (#)	Options (#)	Exercise	Expiration	That Have		Not	not Vested	Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	Not Vested (#)		Vested($)	(#)	($)

Bernard J. Duroc-Danner	785,352 (1)	—	5.94	09/25/2015	—		—	—	—
	740,000	—	8.79	12/17/2016	—		—	—	—
	336,650	336,650 (2)	20.05	02/28/2016	—		—	—	—
	—	—	—	—	112,220	(3)	2,558,616	—	—
	—	—	—	—	132,490	(4)	3,020,772	—	—
	—	—	—	—	271,740	(5)	6,195,672	—	—
	—	—	—	—	—		—	265,018 (6)	6,042,410

Andrew P. Becnel	180,000	—	8.53	07/22/2015	—		—	—	—
	100,000	—	8.88	10/08/2015	—		—	—	—
	280,000	—	9.98	05/09/2017	—		—	—	—
	240,000	—	21.13	10/27/2016	—		—	—	—
	—	—	—	—	50,000	(3)	1,140,000	—	—
	—	—	—	—	36,803	(4)	839,108	—	—
	—	—	—	—	90,580	(5)	2,065,224	—	—
	—	—	—	—	—		—	73,616 (6)	1,678,445

Carel Hoyer	—	—	—	—	15,000	(7)	342,000	—	—
	—	—	—	—	30,000	(8)	684,000	—	—
	—	—	—	—	7,500	(9)	171,000	—	—
	—	—	—	—	10,000	(5)	228,000	—	—
	—	—	—	—	8,000	(10)	182,400	—	—
	—	—	—	—	—		—	51,531 (6)	1,174,907

James M. Hudgins	—	—	—	—	18,000	(11)	410,400	—	—
	—	—	—	—	11,667	(5)	266,008	—	—
	—	—	—	—	—		—	22,085 (6)	503,538

William B. Jacobson	—	—	—	—	75,000	(12)	1,710,000	—	—
	—	—	—	—	1,031	(13)	23,507	—	—
	—	—	—	—	1,674	(14)	38,167	—	—
	—	—	—	—	2,083	(15)	47,492	—	—
	—	—	—	—	1,772	(16)	40,402	—	—
	—	—	—	—	1,938	(13)	44,186	—	—
	—	—	—	—	1,915	(17)	43,662	—	—
	—	—	—	—	—		—	29,447 (6)	671,392

Keith R. Morley	400,000	—	7.79	11/18/2014	—		—	—	—

(1)	Option has been transferred to a family limited partnership for estate planning purposes.

(2)	Option vested on February 28, 2011.

(3)	Shares/units vested on February 28, 2011.

(4)	Shares/units vest March 4, 2012.

(5)	Shares/units vest on December 15, 2011.

(6)	Performance units vest at the rate of one-third per year beginning January 3, 2011. See footnote 1 to the table entitled “Grants of Plan-Based Awards in 2010” in this proxy statement.

(7)	Shares/units vest on May 7, 2011.

(8)	Shares/units vest on July 9, 2011.

(9)	Shares/units vest on June 6, 2012.

(10)	Shares/units vest in equal increments on each of April 7, 2011 — 2012.

(11)	Shares vested/vest in equal increments on each of January 4, 2011 — 2013.

(12)	Shares vest in equal increments on each of April 7, 2011 — 2013.

(13)	Units vest in equal increments on each of July 1, 2011 — 2014.

(14)	Units vest in equal increments on each of October 1, 2011 — 2014.

(15)	Units vest in equal increments on each of January 4, 2011 — 2015.

(16)	Units vest in equal increments on each of April 1, 2011 — 2014.

(17)	Units vest in equal increments on each of October 1, 2011 — 2014.

Option Exercises And Restricted Shares\Units Vested in 2010

The following table provides information about option exercises, restricted shares or share units vesting, and the value realized on exercise and vesting by our NEOs during 2010.

			Restricted Share
			and Restricted Share
	Options		Unit Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on	/Units Acquired on	on
Name	Exercise	Exercise ($)	Vesting (#)	Vesting ($)

Bernard J. Duroc-Danner	—	—	418,812	8,074,941
Andrew P. Becnel	—	—	133,673	2,589,884
Carel W. J. Hoyer	—	—	21,500	370,795
James M. Hudgins	—	—	25,571	481,955
William B. Jacobson	—	—	27,083	444,588
Keith R. Morley	—	—	164,207	2,434,807
Stuart E. Ferguson	100,000	1,288,050	22,082	375,394

Pension Benefits

The following table and the information below it contain information regarding the NEOs’ benefits under the ERP and 2010 SERP. Messrs. Hoyer, Hudgins and Jacobson are not included in the table because they do not have an accumulated pension benefit under our retirement plans. As described in the Compensation Discussion and Analysis section in this proxy statement, the ERP has been suspended, and further benefit accruals under the 2010 SERP were frozen effective March 31, 2010. In May 2010, Dr. Duroc-Danner elected to convert his accrued pension benefit into approximately 4.4 million notional share units, and Mr. Becnel elected to convert half of his accrued pension benefit into approximately 283,000 notional share units. The actuarial values of the retirement benefits as of December 31, 2010 (using the same assumptions used for financial reporting purposes, with the exception of retirement age) are as follows:

	Present Value of	Payments During Last
	Accumulated Benefit	Fiscal Year
Name	($)(1)	($)

Bernard J. Duroc-Danner	67,207,516	—
Andrew P. Becnel	6,742,489	—
Stuart E. Ferguson	—	11,465,637
Keith R. Morley	—	11,864,288

(1)	Values were determined using the projected unit credit actuarial cost method. Material assumptions used in the valuations include a discount rate of 3.25% and mortality rates from the 1994 Group Annuity Mortality, Male and Female. The present value numbers do not reflect the actual value of the eventual payment of these benefits.

For more information on our retirement plans, see “Retirement Plans” in the Compensation Discussion and Analysis section in this proxy statement.

Nonqualified Deferred Compensation

We suspended the EDC effective as of December 31, 2008 because of uncertainties concerning the application of Code Section 457A. So long as the suspension is in effect and unless and until the Board of Directors determines otherwise, no new participants may join the plan, participants will not be able to make compensation deferrals to the plan, and we will not make any credits under the plan of behalf of participants. So long as the plan remains suspended, amounts will still be payable to participants upon the occurrence of triggering events under the plan. All amounts under the EDC will be distributed no later than January 1, 2017.

The FEDC has not been suspended. For a description of the material features of our FEDC, see “Retirement Plans — Suspended and Current Deferred Compensation Plans” in the Compensation Discussion and Analysis section in this proxy statement.

The following table and the information below it contain information regarding the NEOs’ (other than Mr. Jacobson, who is not a participant) benefits under our deferred compensation plans.

	Executive	Registrant		Aggregate	Aggregate	Aggregate Balance
	Contributions	Contributions in		Earnings	Withdrawals/	at 12/31/10
Name	in 2010 ($)	2010 ($)		in 2010 ($)	Distributions ($)	($)(1)

Bernard J. Duroc-Danner	0	0		1,888,968	0	8,807,458
Andrew P. Becnel	0	0		222,109	0	1,035,599
Carel W. J. Hoyer	0	58,347	(2)	78,458	0	347,746
James M. Hudgins	0	0		241,079	0	1,124,086
Stuart E. Ferguson(3)	0	22,846	(2)	(75,424)	772,554	0
Keith R. Morley(4)	0	0		60,486	838,013	0

(1)	The following amounts represent the current value at December 31, 2010 of the deferred salary and Company contribution units that were included as compensation to each NEO in the Summary Compensation Table in previous years. Amounts deferred or contributed prior to becoming an NEO are not included.

	Executive	Employer
	Contributions ($)	Contributions ($)	Total ($)

Bernard J. Duroc-Danner	2,912,951	5,894,507	8,807,458
Andrew P. Becnel	208,620	417,172	625,792
Carel W. J. Hoyer	0	0	0
James M. Hudgins	0	0	0

(2)	This amount is included in the All Other Compensation column of the Summary Compensation Table.

(3)	Mr. Ferguson received a gross distribution of 47,425 shares in 2010.

(4)	Mr. Morley received a gross distribution of 43,413 shares in 2010.

OTHER INFORMATION

Incorporation by Reference

The Audit Committee Report and the Compensation Committee Report contained in this proxy statement are not deemed to be soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the SEC and the NYSE pursuant to Section 16(a) of the Exchange Act.

We have reviewed these reports, including any amendments, and written representations from the executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for the executive officers subject to Section 16(a) and our directors during 2010. Mr. Henry was required to file a Form 4 on or before November 9, 2010 to report the withholding of shares to satisfy income tax withholding requirements on November 7, 2010. The transaction was reported on a Form 4 filed on December 1, 2010.

Proposals by Shareholders

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds a meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2012 Annual General Meeting, your proposals must be received by us by December 23, 2011 and must otherwise comply with Rule 14a-8.

If you desire to bring a matter before the 2012 Annual General Meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in our Articles. Our Articles provide generally that, if you desire to propose any business at a general meeting, you must give us written notice at least 60 and no more than 90 calendar days prior to the scheduled and announced date of the next general meeting of shareholders (no earlier than February 24, 2011 and no later than March 26, 2011, in the case of the 2011 Annual General Meeting). The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Articles. They are available on our website at www.weatherford.com, by clicking on “About Weatherford,” then “Corporate Governance,” then “Governing Documents.” Shareholders also may obtain a copy of these documents free of charge by submitting a written request to our Corporate Secretary at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland.

Any shareholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland.

Other Business

We know of no other business that will be brought before the Annual General Meeting. Under our Articles, shareholders may only bring business before a general meeting if it is requested within the time limits described above in the section entitled “Proposals by Shareholders” or if it is otherwise provided under Swiss law or our Articles. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the shares represented by proxies as they deem advisable.

Householding

The SEC permits a single proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy statement wishes to receive a single proxy statement in the future, that shareholder should contact their broker or send a request to our U.S. Investor Relations Department at 515 Post Oak Blvd., Houston, Texas 77027. Telephone requests may be directed to +1 (713) 693-4000. We will deliver, promptly upon written or oral request to our U.S. Investor Relations Department, a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Additional Information Available

The 2010 Annual Report on Form 10-K and the audited consolidated financial statements of the Company for the year ended December 31, 2010 and accompanying auditors’ report have been filed with the SEC. Complete copies of these materials are available on our website at www.weatherford.com, and will be made available for inspection by the shareholders of the Company at our principal executive office located at 4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland, beginning May 4, 2011. Any record shareholder may obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 515 Post Oak Boulevard, Houston, Texas 77027 or by telephone at +1 (713) 693-4000. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you have any other questions about us, please contact our U.S. Investor Relations Department at the address or phone number above or visit our website.

By Order of the Board of Directors

Joseph C. Henry
Corporate Secretary

Geneva, Switzerland
April 14, 2011

WEATHERFORD INTERNATIONAL LTD.

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

May 25, 2011

9:00 A.M. (Swiss time)

Dolder Grand Hotel
Kurhausstrasse 65
8032 Zurich, Switzerland

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
WEATHERFORD INTERNATIONAL LTD.
May 25, 2011
Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting to be held on May 25, 2011:
Our Proxy Statement dated April 14, 2011 and our Annual Report for the year ended December 31, 2010 are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16119
Please sign, date and return
your proxy card by mail in
the envelope provided
arriving no later than
May 23, 2011.
ê   Please detach along perforated line and mail in the enclosed envelope.   ê

▀

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE ARRIVING NO LATER THAN MAY 23, 2011.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.
Approval of the 2010 Annual Report, the Consolidated Financial Statements of Weatherford International Ltd. for the year ended December 31, 2010 and the Statutory Financial Statements of Weatherford International Ltd. for the year ended December 31, 2010.
		FOR	AGAINST	ABSTAIN
		☐	☐	☐

2.	Discharge of the Board of Directors and executive officers from liability for actions or omissions during the year ended December 31, 2010.	☐	☐	☐

3.	Election of the following Nominees as Directors, as set forth in the Proxy Statement:

NOMINEES:
	Bernard J. Duroc-Danner	☐	☐	☐

	Samuel W. Bodman, III	☐	☐	☐

	Nicholas F. Brady	☐	☐	☐

	David J. Butters	☐	☐	☐

	William E. Macaulay	☐	☐	☐

	Robert B. Millard	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

			FOR	AGAINST	ABSTAIN
	Robert K. Moses, Jr.		☐	☐	☐

	Guillermo Ortiz		☐	☐	☐

	Emyr Jones Parry		☐	☐	☐

	Robert A. Rayne		☐	☐	☐

4.
Appointment of Ernst & Young LLP as independent registered public accounting firm for year ending December 31, 2011 and the re-election of Ernst & Young Ltd, Zurich as statutory auditor for year ending December 31, 2011.
			☐	☐	☐

5.	Approval of an advisory resolution regarding executive compensation.		☐	☐	☐

		1 Year	2 Years	3 Years	ABSTAIN
6.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

7.	To consider and vote upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in accordance with the proposals of the Board of Directors.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 3 WITH RESPECT TO WHOM NO DIRECTION IS MADE, A SELECTION OF “1 YEAR” WITH RESPECT TO PROPOSAL 6 AND “FOR” ALL OTHER PROPOSALS.

If you wish to vote “FOR” all of the nominees for director, a selection of “1 YEAR” with respect to Proposal 6 and “FOR” all other Proposals, you need only sign, date and return your card without marking your vote.
Receipt of the Proxy Statement dated April 14, 2011, and the Annual Report of Weatherford for the year ended December 31, 2010, is hereby acknowledged.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

▀
Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
▀

1	▀
WEATHERFORD INTERNATIONAL LTD.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned shareholder of Weatherford International Ltd. (“Weatherford”) hereby appoints the person designated hereafter as proxy for the undersigned to vote the number of registered shares of Weatherford that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of Weatherford to be held on May 25, 2011, at 9:00 a.m., Swiss time, at the Dolder Grand Hotel, Kurhausstrasse 65, 8032 Zurich, Switzerland, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 14, 2011:
(PLEASE MARK YOUR CHOICE IN BLUE OR BLACK INK AS SHOWN HERE ☒)
☐	Joseph C. Henry or, failing him, Bernard J. Duroc-Danner, each with full power of substitution.

☐	The independent proxy Daniel Grunder, MSJG Rechtsanwälte & Notare, Vorstadt 32, 6304 Zug, Switzerland, with full power of substitution.
To issue instructions, please see overleaf.
IF YOU RETURN THIS PROXY DULY SIGNED WITHOUT TICKING ANY OF THE ABOVE BOXES, JOSEPH C. HENRY OR, FAILING HIM, BERNARD J. DUROC-DANNER, WILL BE APPOINTED AS YOUR PROXY, EACH WITH FULL POWER OF SUBSTITUTION.

▀	(Continued and to be signed on the reverse side.)	14475	▀